EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
BY AND AMONG
OIL & GAS RENTAL SERVICES, INC.,
AS SELLER,
AND
ALLIS-CHALMERS ENERGY INC.,
AS BUYER
October 25, 2006

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ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of the 25th day of October, 2006, by and between OIL & GAS RENTAL SERVICES, INC., a Louisiana corporation (“Seller”), and ALLIS-CHALMERS ENERGY INC., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
          WHEREAS, Seller is engaged in the business of providing specialized rental tool equipment to oil and gas companies (collectively, the “Business”); and
          WHEREAS, subject to the terms and conditions herein contained, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets of Seller, other than the Excluded Assets (as defined in Section 1.2 below), which are used or usable in the conduct and operation of the Business, and Seller desires to transfer to Buyer, and Buyer desires to assume and timely discharge, the Assumed Liabilities (as defined herein);
          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1. PURCHASE AND SALE OF ASSETS.
     Section 1.1 Purchase and Sale. Subject to the terms and conditions contained herein, Seller agrees to sell, transfer, convey and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, on the Closing Date (as defined in Section 1.9 below), all of the assets and properties of Seller used or usable in the conduct and operation of the Business as of the Closing Date, except for the Excluded Assets (as such term is defined below), including without limitation the following (collectively, the “Transferred Assets”):
     (a) Equipment and Inventory. The equipment, tools, machinery, vehicles, trailers, implements, parts, supplies and other personal property (“Equipment”) and the raw materials, work-in-progress, finished goods, stores and supplies (“Inventory”), in each case, used or usable in the conduct and operation of the Business, including without limitation as described in Schedule 1.1(a);
     (b) Permits. Except as expressly included in the Excluded Assets, all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, licenses and other rights of every kind and character (“Permits”) (i) under any (A) federal, state, local or foreign statute, ordinance or regulation, (B) order, writ, injunction, decree, judgment, award or determination of any federal, state, municipal or other governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal), domestic or foreign (all of the foregoing in these subparts (A) and (B), a “Governmental Authority”) or (C) contract with any Governmental Authority or (ii) granted by any Governmental Authority relating to all or any of the Transferred Assets, including without limitation those Permits listed in Schedule 1.1(b);
     (c) Intangible Assets. All right, title and interest of Seller in, to and under all patents, proprietary technology, know-how, data, copyrights, licenses, trademarks, service marks, trade names, trade secrets, technical information, designs, processes, internet domain names, rights, privileges and other intangible property of any nature whatsoever (and any and all improvements thereof and registrations and applications therefor) used in the operation of the Transferred Assets and the right to recover for infringement thereon, and all goodwill associated with the Transferred Assets, including without limitation as described in Schedule 1.1(c);
     (d) Books and Records. Copies of all of Seller’s books, records, papers and instruments that relate to the Transferred Assets, including without limitation copies of specifications, machinery diagrams,

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accounting and financial records (including work papers) for the most recent five (5) year period, personnel and labor records, environmental records and reports, sales and property tax records and returns for the most recent five (5) year period, sales records for the most recent five (5) year period, customer data and lists and supplier data and lists;
     (e) Prepaid Expenses. All prepaid rentals, other prepaid expenses, bonds, deposits and financial assurance requirements, excluding prepaid insurance premiums (collectively, “Prepaids”);
     (f) Assigned Contracts. Seller’s rights and claims in, to and under the contracts, personal property leases, licenses and agreements which relate to the Business that are identified in Schedule 1.1(f) (collectively, the “Assigned Contracts”);
     (g) Goodwill. The goodwill and going concern value of the Business;
     (h) Claims, Insurance Proceeds, Etc. All claims, choses-in-action, rights in action, rights to tender claims or demands, rights to insurance proceeds and insurance claims of Seller relating to all or any part of the Transferred Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Transferred Assets in all instances for claims arising after the Closing Date;
     (i) Telephone Numbers; URLs. All telephone and fax numbers and Internet URLs used by Seller in the Business;
     (j) Hardware and Software. All right, title and interest of Seller in computer equipment, hardware, and software used in the Business, including without limitation all central processing units, terminals, disk drives, hard drives, drivers, routers, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and any and all parts and appurtenances thereto, together with all intellectual property used by Seller in the operation of such computer equipment and hardware, including without limitation all owned and proprietary software, all of Seller’s rights under any licenses related to Seller’s use, at any time, of such computer equipment, hardware or software, and all leases pursuant to which Seller leases any computer equipment, hardware or software, insofar and only insofar as any of the foregoing relates to the Business;
     (k) Real Property. Subject to Section 9.12, Seller’s real property and the structures, improvements, buildings and fixtures located thereon, and all of Seller’s interests in real property, including all leaseholds, easements, rights of way, licenses and other interests in real property, including without limitation as described on Schedule 1.1(k) (collectively, the “Real Property”);
     (l) Receivables. Subject to Section 1.6, Seller’s Working Capital mentioned in Section 1.6 and without duplication, all notes and accounts receivable arising from the conduct of the Business in existence at the close of business on the Closing Date, including without limitation as described on Schedule 1.1(l) (collectively, the “Receivables”);
     (m) Interests in Oil and Gas Properties and Investments. All of Seller’s direct and indirect interests or investments in oil and gas producing properties, whether in the form of working interests, contract rights, mineral rights, joint venture agreements, equity ownership in other entities (including without limitation partnership interests, stock ownership in other corporations and membership interests in limited liability companies), or otherwise, as more fully described on Schedule 1.1(m); and
     (n) Other Property. All other or additional privileges, rights, interests, properties and assets of Seller of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently being conducted.
     Section 1.2 Excluded Assets. The Transferred Assets shall not include, and Seller shall retain all right, title and interest in and to, (a) any of the rights of Seller under this Agreement or the other Transaction

Documents (as defined below), (b) the original corporate minute books, stock records and accounting records and work papers of Seller, (c) originals of all of Seller’s books, records, papers and instruments that do not relate to the Transferred Assets, (d) the originals of all books and records provided to Buyer pursuant to Section 1.1(d), (e) subject to Section 1.6, all cash, cash equivalents, short term investments and marketable securities of Seller, (f) all Real Property that may be excluded from the Transferred Assets in accordance with Section 9.12, (g) all Working Capital (as defined below) in excess of $11,300,000, (h) all Receivables that do not constitute Working Capital (as defined below) and (i) all claims, choses-in-action, rights in action, rights to tender claims or demands, rights to insurance proceeds and insurance claims of Seller relating to all or any part of the Transferred Assets and the benefit of and the right to enforce the covenants and warranties, if any, that Seller is entitled to enforce with respect to the Transferred Assets in all instances for claims arising prior to the Closing Date (collectively, the “Excluded Assets”).
     Section 1.3 Purchase Price. The purchase price payable by Buyer to Seller for the Transferred Assets shall consist of:
     (a) $291,000,000 in cash payable at the Closing in immediately available funds to such account or accounts previously designated by Seller (the “Closing Cash Consideration”); provided, however, that the Closing Cash Consideration shall be subject to adjustment as provided in Section 1.4; and
     (b) 3,200,000 shares of common stock, par value $0.01 per share, of Buyer (“Common Stock”) (such shares of Common Stock being referred to herein as the “Stock Consideration” and, together with the Closing Cash Consideration, the “Purchase Price”).
     Section 1.4 Deposit.
     (a) Upon the execution and delivery of this Agreement by each of the parties hereto, Buyer shall pay to Seller $9,000,000 in cash, to be deposited by Seller into an interest bearing bank account (the “Transaction Account”) maintained by Seller with a commercial bank in the United States of America selected by Seller. Such amount, together with any earnings thereon while in such account shall be maintained in cash or cash equivalents and shall be referred to herein as the “Deposit.” The Deposit shall be maintained in the Transaction Account at all times prior to disbursement from such account to Buyer or retention of the Deposit by Seller in accordance with the provisions of this Agreement.
     (b) If the Closing occurs on or prior to December 31, 2006, then the Deposit shall be retained by Seller free of any restriction, and the Closing Cash Consideration shall be reduced by the amount of the Deposit.
     (c) If the Closing does not occur on or prior to December 31, 2006, and as of such date, all of the Deposit Forfeiture Conditions (as defined below) shall have been satisfied, then the Deposit shall be retained by Seller, as liquidated damages, and in such event, Seller, without any further act or consent by Buyer, shall be free to disburse the Deposit from the Transaction Account to one of Seller’s other accounts, this Agreement shall terminate (except that Section 1.4 and Section 9.7 and ARTICLE 11 shall survive such termination), and neither party shall have any further liability to the other party in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto acknowledge that the potential damages that would be incurred by Seller upon a failure by Buyer to consummate Buyer’s acquisition of the Transferred Assets by such date as contemplated by this Agreement, despite the satisfaction of the Deposit Forfeiture Conditions, are impossible to calculate, predict or estimate with any meaningful degree of accuracy, and further acknowledge and agree that such payment of the Deposit to Seller as liquidated damages is not intended, and shall not be construed, as a penalty and that such liquidated damages have been freely negotiated. As used herein, “Deposit Forfeiture Conditions” means, collectively, the following:

     (i) Seller shall have produced Adjusted EBITDA for the fiscal year ended October 31, 2006 of not less than $46,000,000. For purposes of this Agreement, “Adjusted EBITDA” shall be calculated as required pursuant to Section 5.13.
     (ii) Buyer shall have determined to its reasonable satisfaction based on information from the original manufacturers or a process mutually acceptable to Seller and Buyer that the sum of (i) the replacement cost (brand new) for those Transferred Assets constituting Seller’s rental equipment inventory and repair parts and supplies inventory and (ii) the fair market value based on current appraisals of the other Transferred Assets, is at least $200,000,000.
     (iii) The Federal Trade Commission and the Department of Justice shall have approved the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any applicable waiting periods thereunder shall have expired or been terminated, in any case, without any requirement for any party to effect any divestiture.
     (iv) After the date of this Agreement, there shall not have occurred a Fundamental Adverse Change. For the purposes of this Agreement, “Fundamental Adverse Change” means the occurrence of (i) the cancellation of customer orders which orders are for amounts that in the aggregate would exceed 20% of Seller’s total revenue for the fiscal year ended October 31, 2006 or (ii) loss or damage (without the reasonable possibility of replacement or repair to brand new standards within 45 days of the occurrence of the loss or damage) of one or more items of Equipment that in the aggregate constitute at least 20% of the replacement cost (brand new) of all the Equipment.
     (v) The shareholders of Seller shall have approved the execution and delivery of this Agreement and all other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby.
     (vi) Seller shall not have terminated this Agreement pursuant to Section 10.1(a)(v).
     (vii) Buyer shall have received the title insurance commitments and other items mentioned in Section 5.7 hereof, in each case, relating to any of the Real Property constituting part of the Transferred Assets.
     (viii) The representations and warranties of Seller contained in Section 2.1, Section 2.2, Section 2.3, Section 2.5, Section 2.8(a) and Section 2.10 of this Agreement shall be true and correct in all material respects as though made on December 31, 2006.
     (ix) There shall have been no fraud committed by or on behalf of Seller in connection with the transactions contemplated by this Agreement.
     (d) If the Closing does not occur on or prior to December 31, 2006, and as of such date, any of the Deposit Forfeiture Conditions has not been fulfilled and satisfied, then Seller shall immediately return the Deposit to Buyer, this Agreement shall terminate (except that Section 1.4 and Section 9.7 and ARTICLE 11 shall survive), neither party shall have any further liability to the other party in connection with this Agreement and the transactions contemplated by this Agreement; provided, however, that if either of the Deposit Forfeiture Conditions set forth in Section 1.4(c)(ii), Section 1.4(c)(iii) or Section 1.4(c)(vii) has not been fulfilled or satisfied primarily as a result of action or inaction of Buyer, then the Deposit shall be retained by Seller in the Transaction Account until January 31, 2007 on which date (x) the Deposit shall be retained by Seller if all Deposit Forfeiture Conditions have been fulfilled or satisfied and the Closing has not occurred by January 31, 2007, (y) the Deposit shall be retained by Seller at the Closing and credited against the Closing Cash Consideration if all Deposit Forfeiture Conditions have been fulfilled or satisfied and the Closing occurs on or prior to January 31, 2007 or (z) the Deposit shall be retained by Seller if the Deposit Forfeiture Conditions have not been fulfilled or satisfied. Upon the occurrence of the events specified in clauses (x) or (z) of the immediately preceding sentence, this Agreement shall terminate (except that Section

1.4 and Section 9.7 and ARTICLE 11 shall survive) and neither party shall have any further liability to the other party in connection with this Agreement and the transactions contemplated by this Agreement. Furthermore, if the Closing does not occur on or prior to December 31, 2006, and as of such date, the Deposit Forfeiture Condition set forth in Section 1.4(c)(vi) has not been fulfilled and satisfied, then in addition to the return of the Deposit to Buyer in accordance with the first sentence of this Section 1.4(d), Seller shall immediately pay to Buyer an additional $1,000,000 in cash.
     Section 1.5 Allocation of Purchase Price and Working Capital Adjustment. As soon as practicable after the Adjustment Date (as defined in Section 1.6 below), the parties shall mutually agree to the allocation of the Purchase Price and the Working Capital Adjustment, if any, among the Transferred Assets on an asset-per-asset basis, in accordance with the rules of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and shall jointly prepare an IRS Form 8883 evidencing such allocation of the Purchase Price and the Working Capital Adjustment, if any. The parties shall use the amounts allocated pursuant to the preceding sentence for purposes of filing all tax returns, and shall not take any position inconsistent therewith on any tax return or for any other Tax (as defined in Section 2.11 below) purpose.
     Section 1.6 Working Capital Adjustment. In accordance with the provisions of this Section 1.6, and at the time therein set forth, Buyer shall pay to Seller or, as the case may be, Seller shall pay to Buyer, in immediately available funds, the amount of the Working Capital Adjustment (as defined below).
     (a) For the purposes of this Agreement, the term “Working Capital” shall mean, as of a particular date, the working capital of the Business, which working capital shall be computed in accordance with the methods, formulae, prorations and reserves set forth in Annex A attached hereto, and shall equal: (i) the aggregate amount of the current assets relating to the Business, which is comprised of (A) the Receivables (other than any Receivables that are more than 120 days old, unless and to the extent otherwise agreed by the parties hereto), net of reserves, (B) the amount of the Prepaids and (C) cash, cash equivalents, short-term investments and marketable securities; minus (ii) the aggregate amount of the current portion of the Assumed Liabilities. The amounts of all items to be used in the calculation of Working Capital will be based upon United States generally accepted accounting principles (“GAAP”), consistently applied. Notwithstanding anything to the contrary in this Agreement, the Deposit shall not constitute an asset or a liability for purposes of the calculation of Working Capital.
     (b) The Working Capital on the Closing Date shall be $11,300,000 (the “Target Working Capital”) and shall be included in the Transferred Assets.
     (c) Within forty-five (45) days after the Closing Date, Buyer shall deliver to Seller a statement of the Working Capital of the Business as of the Effective Time on the Closing Date (the “Statement of the Closing Date Working Capital” or “Statement”), which Statement shall (i) have been prepared by Buyer, after consultation with Seller, and reviewed by Buyer’s auditors, UHY LLP (or such other firm of independent certified public accountants appointed by Buyer for this purpose), in accordance with GAAP consistently applied, the provisions of Annex A and the provisions hereof, and (ii) set forth the Working Capital of the Business as of the Effective Time on the Closing Date (the “Closing Date Working Capital”). Following delivery by Buyer to Seller of the Statement of the Closing Date Working Capital, Buyer and its auditors shall permit Seller and its auditors at the earliest practicable date access to and copies of the work papers and calculations related thereto, and consult with Seller and its auditors as to any questions they may have.
     (d) Any dispute which may arise between Buyer and Seller as to the Closing Date Working Capital shall be resolved in the following manner:
     (i) If Seller disputes the calculation of the Closing Date Working Capital, or any portion thereof, Seller shall notify Buyer in writing within fifteen (15) days after its receipt of the Statement, and shall specify therein in reasonable detail the basis and reason for such dispute and the amount which is in dispute;

     (ii) During the fifteen (15) day period following the date of such notice from Seller, Buyer and Seller shall attempt to resolve such dispute; and
     (iii) If at the end of the fifteen (15) day period specified in clause (ii) above, the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to the Houston, Texas office of such firm of independent certified public accountants as the parties mutually agree, who shall act as an arbitrator. The arbitrator shall be instructed to use every reasonable effort to perform such services within thirty (30) days of the submission to it of the Statement of the Closing Date Working Capital and the related dispute and, in any case, as soon as practicable after such submission. Each of the parties shall bear all costs and expenses incurred by it in connection with such arbitration, and the fees of the arbitrator shall be paid entirely by the party whose assertions regarding the Closing Date Working Capital differ by the greatest amount from the final Closing Date Working Capital determined by the arbitrator. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.
     (e) The latest to occur of (i) the date on which Seller accepts, or forfeits its right to contest, the Closing Date Working Capital disclosed in the Statement or (ii) the date on which the Closing Date Working Capital is determined in accordance with the provisions of Section 1.6(d) is referred to herein as the “Adjustment Date”.
     (f) Within ten (10) days after the Adjustment Date:
     (i) Buyer shall pay to Seller, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (A) the Closing Date Working Capital, minus (B) the Target Working Capital; or, alternatively
     (ii) Seller shall pay to Buyer, in immediately available funds, an amount equal to the difference (if any, and if a positive result) between (A) the Target Working Capital minus (B) the Closing Date Working Capital.
The amount, if any, payable as a result of the calculation in clauses (i) or (ii) above is referred to herein as the “Working Capital Adjustment.”
     Section 1.7 Assumed Liabilities. At the Closing, Seller shall transfer to Buyer, and Buyer shall assume, the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” shall mean only the following liabilities of Seller: (a) the accounts payable and accrued expenses arising from the conduct of the Business (“Payables”) in existence at the close of business on the Closing Date, (b) all obligations and liabilities with respect to the Transferred Employees attributable to the conduct of the Business from and after the Closing Date and (c) all obligations and liabilities of Seller with respect to the Transferred Assets, but only to the extent that such obligations (i) arise after the Closing Date, (ii) do not arise from or relate to any breach by Seller of any provision of such Assigned Contracts and (iii) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date, that, with notice or lapse of time or both, would constitute or result in a breach of such Assigned Contracts. OTHER THAN AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, BUYER SHALL NOT ASSUME ANY OBLIGATION OR LIABILITY OF SELLER OR THE BUSINESS OF ANY KIND, AND SELLER SHALL PAY, SATISFY AND PERFORM ALL OF ITS REMAINING OBLIGATIONS, WHETHER FIXED, CONTINGENT, KNOWN OR UNKNOWN AND WHETHER EXISTING AS OF THE CLOSING OR ARISING PRIOR TO THE CLOSING, WHICH MAY AFFECT IN ANY WAY THE TRANSFERRED ASSETS.
     Section 1.8 Sales and Transfer Taxes. Except for vehicle transfer taxes, if any (which shall be the sole responsibility of Buyer), Seller shall be responsible for the payment of all stamp, documentary, registration, sales, use, excise, transfer, value added and similar Taxes (including any penalties and interest)

imposed by any Governmental Authority in any jurisdiction in connection with the sale of the Transferred Assets contemplated herein (collectively, the “Transfer Taxes”). Seller shall provide Buyer with an exemption certificate and any additional documents reasonably requested by Buyer to ensure that the transactions contemplated by this Agreement shall not be subject to any Transfer Taxes. The parties contemplate that the transfer of the Transferred Assets pursuant to this Agreement qualifies as an occasional sale and is generally exempt from sales tax under Texas Tax Code Sections 151.304(a) and 151.304(b)(2) and 34 Texas Administrative Code Section 3.316(d) and Louisiana Revised Statutes Section 47:301(1)(c).
     Section 1.9 Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place at the offices of Andrews Kurth LLP, legal counsel to Buyer, located at 600 Travis, Suite 4200, Houston, Texas 77002, on the earliest practicable date after all conditions to the Closing (as set forth in ARTICLE 5 and ARTICLE 6 hereof) shall have been satisfied or waived (the “Closing Date”), and shall be effective as of 12:01 a.m. Central Time on the Closing Date (the “Effective Time”). Subject to the immediately preceding sentence, the parties hereto will use their commercially reasonable efforts to consummate such transactions by the later of (a) November 30, 2006 and (b) seven (7) days after the date of receipt by Buyer of Seller’s audited balance sheet as of, and audited statements of income, shareholders’ equity and cash flows for, the fiscal year ended, October 31, 2006 (collectively, the “Fiscal 2006 Financial Statements”); provided, however, that (subject to Section 1.4(d))the Closing Date shall occur, if at all, on or prior to December 31, 2006.
     Section 1.10 Transactions and Documents at Closing.
     (a) Seller’s Deliveries. At the Effective Time, Seller shall convey to Buyer the Transferred Assets, free and clear of any lien, pledge, hypothecation, mortgage, security interest, trust, preference, option, claim, charge, encumbrance or restriction of any nature (collectively, “Liens”), and in furtherance thereof Seller shall deliver, or cause to be delivered, to Buyer the following documents on the Closing Date:
     (i) a Bill of Sale and Assumption Agreement in substantially the form attached hereto as Exhibit A (the “Bill of Sale and Assumption Agreement”), duly executed by Seller assigning the Transferred Assets to Buyer;
     (ii) a Special Warranty Deed for Texas and an Act of Sale With Limited Warranty for Louisiana with respect to the Real Property, in each case, in such customary form as shall be agreed by the parties hereto (each a “Real Estate Transfer Document” and collectively, the “Real Estate Transfer Documents”), duly executed by Seller;
     (iii) any such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as Buyer shall reasonably request;
     (iv) estoppel certificates (collectively, the “Estoppel Certificates”), in such customary form as shall be agreed by the parties hereto, executed by all parties other than Seller to the material Assigned Contracts and any leases, in each case as reasonably required by Buyer;
     (v) any required real property affidavit or statement with respect to the Real Property located in the State of Louisiana;
     (vi) a zoning certificate issued by the government authority that has zoning jurisdiction over the Real Property or a zoning opinion letter of counsel, in either case, in a form reasonably acceptable to Buyer;
     (vii) Non-Compete Agreements in substantially the form attached hereto as Exhibit B (each a “Non-Compete Agreement” and collectively, the “Non-Compete Agreements”), duly executed by each of the persons named on Annex B;

     (viii) Employment Agreements in substantially the forms attached hereto as Exhibits C-1, C-2, C-3 and C-4 (each an “Employment Agreement” and collectively, the “Employment Agreements”), duly executed by each of the persons named on Annex B;
     (ix) an Investor Rights Agreement in substantially the form attached hereto as Exhibit D (the “Investor Rights Agreement”), duly executed by Seller;
     (x) a Non-Foreign Seller Affidavit (as defined in Section 2.11(c) below), duly executed on behalf of Seller; and
     (xi) a certificate or certificates executed on behalf of Seller, certifying (A) that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak only as of an earlier date, (B) that Seller has performed and complied with all agreements, covenants and conditions contained in this Agreement to be performed or complied with by Seller upon or prior to Closing, (C) as to the absence of any Material Adverse Effect on the Business prior to the Closing and (D) incumbency.
     (b) Buyer’s Deliveries. At the Effective Time, Buyer shall receive from Seller the Transferred Assets, free and clear of any and all Liens, and Buyer shall assume and agree to timely discharge the Assumed Liabilities, and in furtherance thereof Buyer shall deliver, or cause to be delivered, to Seller the following on the Closing Date:
     (i) the Bill of Sale and Assumption Agreement, duly executed by Buyer;
     (ii) each of the Real Estate Transfer Documents, duly executed by Buyer, as applicable;
     (iii) each of the Non-Compete Agreements, duly executed by Buyer or Allis-Chalmers Rental Tools, Inc., a Texas corporation (“Rental Tools”), as applicable;
     (iv) each of the Employment Agreements, duly executed by Buyer or Rental Tools, as applicable;
     (v) the Investor Rights Agreement, duly executed by Buyer;
     (vi) the Closing Cash Consideration;
     (vii) stock certificates representing the Stock Consideration, duly executed by Buyer; and
     (viii) a certificate or certificates executed on behalf of Buyer, certifying (A) that the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak only as of an earlier date, (B) that Buyer has performed and complied with all agreements, covenants and conditions contained in this Agreement to be performed or complied with by Buyer upon or prior to Closing, (C) as to the absence of any Material Adverse Effect on Buyer prior to the Closing and (D) incumbency.
     (c) All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

     (d) Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Transferred Assets, or otherwise to satisfy and perform the obligations of the parties hereunder.
     (e) For the purposes of this Agreement, the term “Transaction Documents” means, collectively, this Agreement and each of the other instruments, agreements and documents contemplated thereby or deliverable in connection with the consummation of the transactions contemplated thereby, including without limitation the Bill of Sale and Assumption Agreement, the Real Estate Transfer Documents, the Estoppel Certificates, the Non-Compete Agreements, the Employment Agreements and the Investor Rights Agreement.
ARTICLE 2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.
     To induce Buyer to enter into this Agreement and to purchase the Transferred Assets from Seller, Seller hereby represents, warrants and covenants to Buyer as follows:
     Section 2.1 Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws (as defined in Section 2.3 below) of the State of Louisiana and is qualified to transact business and is in good standing as a foreign entity in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted and in which the failure to so qualify would have a Material Adverse Effect on Seller. Seller has the corporate power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted. For the purposes of this Agreement, “Material Adverse Effect” means any adverse change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances or effects, is or would reasonably likely be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities) or condition (financial or otherwise), or results of operations of a person and it subsidiaries, taken as a whole; provided that, Material Adverse Effect shall not include any event, change in or effect upon financial condition, operating results or business of such person and its subsidiaries, directly or indirectly arising out of, attributable to or as a consequence of: (1) changes in law or any Governmental Authority’s policies or regulations or conditions, events or circumstances, in all such cases, generally affecting the oil and gas industry, relevant securities markets or the overall economy of the United States of America, (2) disruption resulting from transactions contemplated by this Agreement, including the public announcement thereof or (3) Reportable Conditions and recognized environmental conditions identified during a Phase I or Phase II assessment and any subsequent actions taken in response thereto.
     Section 2.2 Enforceability . Seller has full corporate power and authority to make, execute and perform this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby in accordance with their respective terms. There are no outstanding contracts, demands, commitments or other agreements or arrangements under which Seller is or may become obligated to sell, transfer or assign any of the Transferred Assets. This Agreement and the other Transaction Documents to which Seller is a party constitute the valid and legally binding obligations of Seller enforceable against it in accordance with their respective terms, subject to general equity principles and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.
     Section 2.3 Due Authorization; Valid Execution; No Inconsistent Obligations. This Agreement and the other Transaction Documents to which Seller is a party and all transactions required hereunder or thereunder to be performed by Seller have been duly and validly authorized and approved by all necessary corporate action on the part of Seller (including without limitation all requisite approvals of Seller’s Board of Directors), other than the requisite approval of Seller’s shareholders (which will be obtained on or prior to the Closing Date). This Agreement has been, and the other Transaction Documents to which Seller is a party will be (on or prior to the Closing Date), duly and validly executed and delivered on behalf of Seller. Except as set forth in Schedule 2.3, neither the execution and delivery of this Agreement or the other Transaction Documents to which Seller is a party nor the consummation of the transactions contemplated herein or therein will result in a violation or breach of, or constitute a default under any term or provision of (a) the Certificate of Incorporation, Bylaws or other organizational documents of Seller or (b) (i) any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment, (ii) any law, statute, rule, regulation, Permit, ordinance, order, judgment, award, writ, injunction, consent judgment, consent order or decree or other pronouncement having the effect of law of any Governmental Authority (“Law”), (iii) any applicable ruling or order of any Governmental Authority, or (iv) any other commitment or restriction, in each case, to which Seller is a party or by which any of the Transferred Assets is subject or bound, nor will such actions result in the creation of any Lien on any of the Transferred Assets.
     Section 2.4 Consents. Except as set forth in Schedule 2.4, the execution and delivery of the Transaction Documents by Seller and the consummation of the transactions contemplated by the Transaction Documents do not require the consent, approval or action of, or any filing with or notice to, (a) any Governmental Authority, or (b) any individual, partnership, corporation, limited liability company, incorporated or unincorporated association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Authority (collectively, “Person”) pursuant to or under any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge or other instrument, lease, contract, agreement or commitment to which Seller is a party or by which any of the Transferred Assets are subject or bound.
     Section 2.5 Title to Assets; Sufficiency. Seller has, and upon consummation of the transactions contemplated by this Agreement at the Closing, Buyer will have, good and marketable title to all of the Transferred Assets, real and personal, moveable and immovable, tangible and intangible, free and clear of any and all Liens of any kind or character, except (a) liens for current taxes not yet due and liens arising by operation of law with respect to obligations that are not delinquent or are being contested in good faith and described in Schedule 2.5, (b) with respect to Real Property, (i) minor imperfections of title, if any, none of which is substantial in amount, detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Seller and (ii) zoning laws and other land use restrictions that do not impair the present or Seller’s present use of the property subject thereto, and (c) other restrictions set forth in Schedule 2.5. Seller has the full right to sell, convey, transfer, assign and deliver the Transferred Assets to Buyer.
     Section 2.6 Employees. Schedule 2.6 (i) sets forth the names, titles, rates of pay and tenure of each employee who provides services to the Business and (ii) describes each written or oral employment agreement, if any, to which each such employee is a party in connection with the services that it provides to the Business. To Seller’s Knowledge, Seller has and currently is conducting the Business in full compliance with all Laws relating to employment, employee practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as set forth in Schedule 2.6, no employee of the Business is absent from work on any form of leave, including without limitation medical leave, disability, leave under the Family and Medical Leave Act of 1993 or otherwise or has notified Seller of his or her intent to take such leave.
     Section 2.7 Franchises, Licenses, Personal Property, Assigned Contracts. Except for the Excluded Assets, the Transferred Assets include all Permits required to own, lease or otherwise hold and operate the Transferred Assets and conduct the Business as presently conducted by Seller (except for those Permits set forth on Schedule 2.7, which cannot be transferred or assigned by Seller to Buyer in accordance with applicable Law). Subject to Section 2.5 hereof, all of the equipment and other tangible personal property which are a part of the Transferred Assets will be transferred to Buyer pursuant to this Agreement on an “as is, where is” basis. All of the Assigned Contracts are valid and in full force and effect in accordance with their terms.

     Section 2.8 Real Property.
     (a) Seller owns or has the right to exclusively occupy and use all the Real Property, including the Real Property which is owned in fee by Seller and constitutes part of the Transferred Assets (the “Owned Real Property”) and the Real Property leased to Seller pursuant to any Assigned Contracts (the “Leased Real Property”). Seller has good and marketable fee simple title to all the Owned Real Property, and to all buildings, structures and other improvements thereon and all fixtures thereto.
     (b) All agreements included within the Assigned Contracts which relate to or provide leases, easements, rights of way, licenses and other non-fee ownership interests in Real Property (collectively the “Realty Use Rights”) are valid and in full force and effect in accordance with their terms. On or before the Disclosure Delivery Deadline (as defined in Section 5.14), Seller shall have furnished Buyer with copies of all Realty Use Rights, all of which are identified on Schedule 2.8(b). Seller is lawfully in exclusive possession of all Leased Real Property, and all conditions precedent to the obligation of Seller to take possession and continue to occupy all Leased Real Property have been fulfilled. All of the Owned Real Property is free from any material use or occupancy restrictions, except those imposed by applicable zoning laws, ordinances and regulations, and from all special taxes or assessments, except those generally applicable to other properties in the tax districts in which such Owned Real Property is located. No options have been granted to others to purchase, lease or otherwise acquire any interest in the Owned Real Property. On or before to the Disclosure Delivery Deadline, Seller shall have delivered to Buyer true and correct copies of all deeds, mortgages, title insurance policies, land surveys and other documents relating to or affecting the title to the Owned Real Property (collectively, the “Owned Real Property Title Documents”), and all of the same are identified on Schedule 2.8(b). No condemnation proceeding is pending or, to Seller’s Knowledge, threatened which would impair the occupancy, use or value of any Real Property.
     Section 2.9 Litigation. There are no actions, suits, claims, demands or proceedings pending, or to the Knowledge of Seller, threatened against, by or affecting Seller, the Business or the Transferred Assets in any court or before any arbitrator, private alternative dispute resolution system or Governmental Authority, the eventual outcome of which could have a Material Adverse Effect on the Transferred Assets, or which could prevent or impede the transactions contemplated by this Agreement. Seller has not been charged with, nor to the Knowledge of Seller, is it under investigation with respect to any charge concerning, any violation of any provision of any federal, state or other applicable Law, decree or governmental restriction with respect to the Business and/or the Transferred Assets. There are no unsatisfied judgments against Seller or any consent decrees, writs, restraining orders, or preliminary or permanent injunctions to which Seller, the Business or any of the Transferred Assets are subject.
     Section 2.10 Financial Statements. Annex C includes the following financial statements of Seller (collectively, the “Initial Financial Statements” and collectively with the Fiscal 2006 Financial Statements, the “Financial Statements”) (a) audited balance sheets as of October 31, 2005 and 2004, (b) audited statements of income for the years ended October 31, 2005 and 2004, (c) audited statements of shareholders’ equity for the years ended October 31, 2005 and 2004 and (d) audited statements of cash flows for the years ended October 31, 2005 and 2004. The Initial Financial Statements have been (and the Fiscal 2006 Financial Statements will be) prepared in accordance with GAAP. The Initial Financial Statements present (and the Fiscal 2006 Financial Statements will present) fairly in all material respects the financial position of Seller and the Business as of the respective dates indicated therein and the results of operations and changes in shareholders’ equity and cash flow for the respective periods indicated therein. Except as set forth in Annex C, Seller will not have as of the date of the Fiscal 2006 Financial Statements, and Seller will not have incurred since that date, any Liabilities relating to the Transferred Assets or the Business, except Liabilities: (i) that, if required by GAAP to be accrued or reserved against, are accrued or adequately reserved against in the Fiscal 2006 Financial Statements; or (ii) that were incurred after the date of the Fiscal 2006 Financial Statements in the ordinary course of business of Seller and which could not reasonably be expected to have a Material Adverse Effect with respect to the Transferred Assets or the Business. For purposes hereof, “Liabilities” shall mean, with respect to the Transferred Assets or the Business, any debt, obligation or other liability related to the Transferred Assets or the Business, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including without limitation liabilities for Taxes, material forward or long-term commitments, or unrealized or anticipated losses from any of the Assigned Contracts.
     Section 2.11 Taxes.
     (a) All taxes, charges, fees, levies, imposts, duties, licenses or other assessments (including without limitation all income, property, sales, use, customs, franchise, value added, ad valorem, withholding, employees’ income withholding, and social security taxes, and all other taxes imposed on Seller or its income, properties, sales, franchises, operations or Plans or trusts), and all deposits in connection therewith required by applicable Law, imposed by any Governmental Authority or taxing authority, and all interest and penalties thereon (all of the foregoing hereafter collectively referred to as “Taxes”), with respect to the Transferred Assets and/or the Business, which are due and payable by the Business or Seller for all periods through the date hereof, whether or not shown on any return or report, have been duly and timely paid in full, and adequate reserves for all other Taxes, whether or not due and payable, and whether or not disputed, have been set up on the books of Seller and will be used for payment of such Taxes.
     (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party.
     (c) Seller has duly and timely filed all Tax reports and returns which are required to be filed with respect to the Transferred Assets and/or the Business. All such Tax reports and returns are correct and complete in all material respects. There are no Tax liens filed against Seller or encumbering any of the Transferred Assets or the Business. There are no audits, claims, assessments, levies, administrative proceedings or lawsuits pending, or to the Knowledge of Seller, threatened, by any taxing authority with respect to the payment of Taxes relating to the Transferred Assets or the Business. Seller is not a foreign person under Section 1445(a) of the Code and will furnish Buyer with a certificate as described in Treas. Reg. 1.1445-2(b)(2) (“Non-Foreign Seller Affidavit”) prior to Closing. Each year Seller negotiates with the applicable Governmental Authority the valuations and renditions of the Transferred Assets for ad valorem and real property Taxes, and Seller does not warrant and represent to Buyer that the valuations and renditions of the Transferred Assets for ad valorem or real property tax purposes prior to the Closing Date will remain in effect from and after the Closing Date.
     (d) Notwithstanding any provision of this Agreement to the contrary, the parties agree that any ad valorem, property and similar Taxes relating to the Transferred Assets and/or the Business for the year 2006 shall be pro-rated as of the Effective Time based on the portion of the year each party owns the Transferred Assets and/or the Business, and paid by Buyer when they become due after the date hereof. In the event the amount of any such Taxes cannot be ascertained as of the Effective Time, proration shall be made on the basis of the preceding year, Seller shall receive a credit against any such accrued tax liability in the Closing Date Working Capital for Seller’s pro rata portion of such Taxes, and to the extent that such proration may be inaccurate, Seller and Buyer agree to make such payment promptly to the other party after the Tax statements have been received as is necessary to allocate such Taxes properly between Seller and Buyer as of the Effective Time for the portion of the tax year that Seller and Buyer owned the assets subject to such Taxes.
     Section 2.12 Employee Benefit Matters.
     (a) On or before the Disclosure Delivery Deadline, Seller shall have provided Buyer a copy of all plans, programs, and similar agreements, commitments or arrangements maintained by or on behalf of Seller or any other party that provide benefits or compensation to, or for the benefit of, current or former Business employees of Seller (“Plan” or “Plans”).
     (b) With respect to each such Plan: (i) no litigation or administrative or other proceeding is pending or, to the Knowledge of Seller threatened, involving such Plan, except any Plan administrative proceeding involving a routine claim for benefits; (ii) such Plan has been administered and operated in compliance with, and has been amended to comply with all applicable Laws, including without limitation the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code, and the regulations issued under ERISA and the Code; and (iii) Seller has made and as of the Closing Date will have made or accrued, all payments and contributions required to be made under the provisions of such Plan or required to be made under applicable Laws with respect to any period prior to the Closing Date, such amounts to be determined using the ongoing actuarial and funding assumptions of the Plan.
     (c) There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened (other than routine claims for benefits) with respect to any Plan.
     Section 2.13 Compliance with Laws. Seller: (a) has not committed a violation of any requirement of any Law and is in compliance with all Laws; (b) has not received written notice of the violation of any material requirement of any Law; and (c) is not subject to any Liability for past or continuing violation of any Law. No investigation or review by any Governmental Authority with respect to Seller, the Business or the Transferred Assets is pending or, to the Knowledge of Seller, threatened, and Seller has not received notice from any Governmental Authority of an intention to conduct the same.
     Section 2.14 Environmental Matters.
     (a) Except as set forth in Schedule 2.14, Seller holds and is in compliance in all material respects with all required environmental Permits, and is in compliance in all material respects with all Environmental Laws in connection with the Business or the Transferred Assets. All such environmental Permits are listed on Schedule 2.14 and, except as set forth in Schedule 2.14, none would terminate as a consequence of the transactions contemplated by this Agreement. Seller has made, or will make, timely application for renewal of all environmental Permits that were scheduled to expire prior to the Closing, such that all environmental Permits will remain in full force and effect after the Closing. For purposes of this Agreement, “Environmental Laws” means collectively, all federal, state, local and municipal environmental laws, rules, regulations, ordinances and codes applicable to Seller’s operations, including but not limited to the following laws and regulations: (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1985, Pub. L 99-499, 100 Stat. 1613, as amended; (2) The Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq., as amended; (3) The Clean Water Act, 33 U.S.C. §1251, et seq., as amended; (4) The Clean Air Act, 33 U.S.C. §7431, et seq.; (5) The Toxic Substances Control Act, 15 U.S.C. §2601, et seq., as amended; and (6) State law counterparts to the federal programs identified in the immediately preceding clauses (1) through (5).
     (b) Except as set forth in Schedule 2.14, Seller has at all times complied in all material respects with all applicable Environmental Laws and Permits related to the Business, the Transferred Assets and any property owned, operated or leased by Seller in connection with the Transferred Assets.
     (c) Except as set forth in Schedule 2.14, no Reportable Conditions exist, as of Closing, that have given rise to Claims (as defined in this sub-paragraph) against the Business or Transferred Assets based on the threat of injury or damage to human health or the environment, whether or not such claims have arisen under or are related to any Environmental Laws, environmental Permits, or are connected with any Releases or presence of Hazardous Substances or petroleum products, on, at, in, under or from the Transferred Assets or the Business. As used herein, (i) “Reportable Conditions” means any Release that would require, pursuant to applicable Environmental Laws, notification by Seller to any Governmental Authority, (ii) “Claims” means any suit, action, investigation, proceeding or written demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or common law; (iii) “Releases” means any spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, leaching, dumping, depositing, dispersing or allowing to escape or migrate into or through the Real Property of any Hazardous Substances; and (iv) “Hazardous Substances” shall have the meaning set forth in any of the applicable Environmental Laws.

     (d) To the Knowledge of Seller, except as contemplated hereby or described on Schedule 2.14, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to the Transferred Assets or the Business within the past five (5) years.
     Section 2.15 Insurance. Schedule 2.15 sets forth a correct and complete list and description of all policies of insurance (including policies providing property, casualty, liability, workers’ compensation, and bond and surety arrangements) under which Seller currently is insured, at all times between the date hereof and the Closing Date, including (a) the name of the insurer, (b) the period of coverage and (c) the type and amount of coverage. With respect to each such insurance policy set forth on Schedule 2.15, at all times between the date hereof and the Closing Date, (i) each such policy is in full force and effect, (ii) all premiums currently payable or previously due and payable with respect to all periods up to and including the Closing Date have been paid or accrued, (iii) no written notice of cancellation or termination has been received with respect to any such policy, (iv) to Seller’s Knowledge, Seller is not in breach or default (including the giving of notice thereunder), (v) each such policy will remain in full force and effect (other than on account of actions which may be taken by the insurance company that is a party thereto, without regard to any action by Seller) through the Closing without the payment of additional premiums, and (vi) no party to the policy has repudiated, or given written notice of an intent to repudiate, any provision thereof.
     Section 2.16 Authority to Conduct Business and Intellectual Property Rights. Schedule 2.16 describes all patents and patent applications which are used or valuable in the operation of the Business (in each such case, identifying the date(s) and jurisdiction(s) in which the patent was granted or applied for and the number of such patent or application), and to Seller’s Knowledge such patents and patent applications do not infringe on any rights of any third party. Seller is not a party to, either as licensor or licensee, and is not bound by or subject to, any license agreement for any patent, process, trademark, service mark, trade name or copyright, except as described in Schedule 2.16. All trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Seller in the Business are listed in Schedule 2.16, and, as applicable and to the extent indicated thereon, have been duly registered in, filed in or issued by the U.S. Patent and Trademark Office or the corresponding agency or office of the states of the United States indicated.
     Section 2.17 No Brokers. Except for Simmons & Co. and its Affiliates, whose fees shall be the sole responsibility of Seller (and for which Buyer shall have no liability whatsoever), Seller has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.
     Section 2.18 Securities Laws.
     (a) Seller is acquiring the Stock Consideration for its own account, without a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Seller does not have any contract, undertaking, agreement, understanding or arrangement with any person to sell, transfer or pledge to any Person any part or all of the Stock Consideration, or any interest therein, nor does Seller have any present plans to enter into the same. Seller agrees that it will not transfer any of the Stock Consideration except in compliance with applicable United States and other securities laws.
     (b) Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act and was not organized solely for the purpose of acquiring any of the Stock Consideration. Seller has adequate means of providing for its current needs and contingencies, has no need now, and anticipates no need in the foreseeable future, to sell any portion of the Stock Consideration, and currently has sufficient net worth and financial liquidity to afford a complete loss of its investment in Buyer. Seller has such knowledge and experience in financial and business matters so that Seller is capable of evaluating the merits and risks of an investment in Buyer and has made such evaluation. Seller fully understands that the Stock Consideration is a speculative investment which involves a high degree of risk of loss of Seller’s entire investment. No person or entity, other than Buyer or its authorized representatives, has offered the Stock Consideration to Seller. Seller is able to bear the economic risk of an investment in the Stock Consideration.

     (c) Seller understands that Buyer has not registered the Stock Consideration under the Securities Act, and Seller agrees that the Stock Consideration may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act or the availability of an exemption therefrom. Seller has had an opportunity to ask questions of and receive answers from the management and authorized representatives of Buyer, and to review any other relevant documents and records concerning the business of Buyer, including all of Buyer’s current filings with the SEC, and the terms and conditions of this investment, and that any such questions have been answered to Seller’s full satisfaction. Seller understands that no Governmental Authority has passed upon or made any recommendation or endorsement of an investment in the Stock Consideration.
     Section 2.19 Full Disclosure. No representation or warranty of Seller contained in this ARTICLE 2 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.
     Section 2.20 No Other Representations or Warranties. Except for the representations and warranties contained herein (including any annexes, exhibits, schedules or other attachments hereto and any certificates or other documents delivered in connection with the consummation of the transactions contemplated hereby), the Transferred Assets are being sold by Seller to Buyer “as is, where is” and Seller makes no express or implied representations or warranties with respect to the Transferred Assets, the Assumed Liabilities, the Business or any other matters, including without limitation the implied warranties of merchantability or of fitness for a particular purpose.
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.
     To induce Seller to enter into this Agreement and to sell the Transferred Assets to Buyer, Buyer hereby represents, warrants and covenants to Seller as follows:
     Section 3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 3.2 Enforceability. Buyer has full corporate power and authority to make, execute and perform this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby in accordance with their respective terms. This Agreement and the other Transaction Documents to which Buyer is a party constitute the valid and legally binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to general equity principles and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.
     Section 3.3 Due Authorization; Valid Execution; No Inconsistent Obligations. This Agreement and the other Transaction Documents to which Buyer is a party and all transactions required hereunder or thereunder to be performed by Buyer have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer (including without limitation all requisite approvals of Buyer’s Board of Directors). This Agreement has been, and the other Transaction Documents to which Buyer is a party will be (on or prior to the Closing Date), duly and validly executed and delivered on behalf of Buyer. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated herein or therein will result in a violation or breach of, or constitute a default under any term or provision of (a) the Certificate of Incorporation, Bylaws or other organizational documents of Buyer or (b) (i) any indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other instrument, contract, agreement or commitment, (ii) any Law, (iii) any applicable ruling or order of any Governmental Authority, or (iv) any other commitment or restriction, in each case, to which Buyer is a party or by which any of its properties or assets is subject or bound, except, with respect solely to clause (iv) above, for such violations, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder.
     Section 3.4 Capitalization.
     (a) The authorized capital stock of Buyer consists of 100,000,000 shares of Common Stock, and 10,000,000 undesignated preferred shares, par value $0.01 per share (“Preferred Stock”). As of October 23, 2006, there were (i) 24,586,848 shares of Common Stock issued and outstanding (exclusive of unvested restricted shares), (ii) no shares of Preferred Stock issued and outstanding, and (iii) 1,555,501 shares of Common Stock issuable pursuant to options granted under the stock options plans of Buyer or warrants described in the Buyer Reports. All issued and outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Buyer and (iii) were issued in compliance with all charter documents of Buyer and all applicable U.S. federal and state securities laws, rules and regulations.
     (b) The shares of Common Stock to be issued as the Stock Consideration hereunder have been duly authorized and, upon issuance and payment therefor, shall be validly issued, fully paid and non-assessable. Upon delivery of such shares pursuant to the terms of this Agreement, good and valid title to such shares, free and clear of any and all Liens (except for any and all restrictions contemplated by this Agreement and/or applicable federal and state securities laws), will pass to Seller.
     (c) Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof or thereof, will result in the vesting in any third-party any option, warrant, right, subscription, call, unsatisfied preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire any ownership interest in Buyer, or give rise to any third party rights to indemnification or reimbursement from Buyer.
     Section 3.5 Consents. Except for (i) the filings, notifications, authorizations, consents, orders or approvals listed in Schedule 3.5 and (ii) such other filings, notifications, authorizations, consents, orders or approvals, the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder, no authorizations, consents, orders or approvals of or filings or notifications to any Governmental Authority or third party are necessary in connection with the execution and delivery by Buyer of this Agreement or any other Transaction Document, and the consummation by Buyer of the transactions contemplated hereby or thereby.
     Section 3.6 Legal Proceedings. Buyer is not a party to any, and there are no pending or, to Buyer’s Knowledge, threatened, actions or proceedings against or otherwise affecting Buyer or its properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement or any other Transaction Document which, if adversely determined, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or its properties or assets which would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or the performance by Buyer of any of its obligations pursuant to this Agreement.
     Section 3.7 Public Disclosure Documents.
     (a) Buyer has made available to Seller each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Buyer with the Securities and Exchange

Commission (“SEC”) since December 31, 2003, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the “Buyer Reports”), and Buyer has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the Buyer Reports (i) were prepared in accordance with the applicable requirements of the American Stock Exchange, the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder and complied with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified or superseded by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Buyer and its subsidiaries as of its date and each of the consolidated statements of operations, cash flows and stockholders’ equity included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Buyer and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form l0-Q of the SEC), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, and except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount or effect.
     (b) Except as disclosed in the Buyer Reports, Buyer’s auditors and the audit committee of the Board of Directors of Buyer have not been advised of(i) any significant deficiencies in the design or operation of internal controls that could adversely affect Buyer’s ability to record, process, summarize and report financial data nor any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls. There have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
     Section 3.8 Litigation and Liabilities. There are no actions, suits or proceedings pending against Buyer or any of its subsidiaries or, to Buyer’s Knowledge, threatened against Buyer or any of its subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, court, board, bureau, agency or instrumentality, other than those that would not have a Material Adverse Effect on Buyer. There are no outstanding judgments, decrees, injunctions, awards or orders against Buyer or any of its subsidiaries. There are no obligations or liabilities of any nature, whether accrued, absolute, contingent or otherwise, of Buyer or any of its subsidiaries, other than those liabilities and obligations (a) that are disclosed in the Buyer Reports, (b) that have been incurred in the ordinary course of business since December 31, 2005 or (c) that are related to expenses associated with the transactions contemplated by this Agreement.
     Section 3.9 Absence of Certain Changes. Since December 31, 2005, there has not been (i) any Material Adverse Effect with respect to Buyer; (ii) through the date hereof, any material change by Buyer or any of its subsidiaries (viewed on a consolidated basis) in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, except for changes required by GAAP; or (iii) any material damage, destruction, or loss to the business or properties of Buyer and its subsidiaries, taken as a whole, not covered by insurance.
     Section 3.10 Taxes. Buyer and its subsidiaries have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all Taxes due thereon, and no Tax deficiency has been determined adversely to Buyer or any of its subsidiaries which has had, nor does Buyer have any Knowledge of any Tax deficiency which, if determined adversely to Buyer or any of its subsidiaries would have, a Material Adverse Effect on Buyer. The charges, accruals and reserves on the books of Buyer and its subsidiaries in respect of Taxes or other governmental charges are, in the opinion of Buyer, adequate.

     Section 3.11 Title to Properties. Buyer and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all Liens, except such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Buyer and its subsidiaries; and all assets held under lease by Buyer and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Buyer and its subsidiaries.
     Section 3.12 Insurance. Buyer and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as they reasonably deem sufficient for the conduct of their respective businesses and the value of their respective properties, and neither Buyer nor any subsidiary has received notice of cancellation or non-renewal of such insurance.
     Section 3.13 Environmental Laws. Buyer is in compliance in all material respects with all applicable Environmental Laws in the country in which it operates, and possesses and is in compliance in all material respects with all environmental Permits required under such laws for the conduct of its business operations. To the Knowledge of Buyer, there are no past events or conditions that would give rise to any liability of Buyer under any Environmental Law and there has been no Release of Hazardous Substances at any property owned, or operated by Buyer now or in the past that would give rise to any liability of Buyer under any Environmental Law. No written notice, demand, request for information, citation or complaint has been received by Buyer from, and no action or proceeding is pending or, to the Knowledge of Buyer, threatened by, any Governmental Authority against Buyer, with respect to any Environmental Law.
     Section 3.14 No Brokers. Except for RBC Capital Markets Corporation and its Affiliates, whose fees shall be the sole responsibility of Buyer (and for which Seller shall have no liability whatsoever), Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker’s fee or commission as a result of the transactions contemplated hereunder.
ARTICLE 4. CONDUCT OF BUSINESS PENDING CLOSING.
     Seller covenants and agrees that, except as may otherwise be provided herein, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed, between the date hereof and the Closing Date:
     Section 4.1 Business in the Ordinary Course. The Business shall be conducted only in the ordinary and usual course and consistent with prior practices. Without limiting the generality of the foregoing:
     (a) Seller shall not enter into any contracts or agreements with any third parties except in the ordinary course of the Business at prices and on terms consistent with the prior operating practices of Seller.
     (b) Except for sales of inventory and normal disposal of equipment in the ordinary course of the Business, Seller shall not sell, assign, transfer, convey, or otherwise dispose of, or cause the sale, assignment, transfer, conveyance, or other disposition of any of the Transferred Assets.
     (c) All contracts or commitments of Seller for the purchase of raw materials, products, services and supplies shall be entered into only in the ordinary and regular course of business to enable Seller to conduct its normal business operations and to maintain its normal inventory of raw materials and finished goods, at prices and on terms consistent with the prior operating practices of Seller.
     (d) The books, records and accounts of Seller shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP.
     (e) Seller shall use its commercially reasonable efforts to preserve the Business as in effect on the date hereof, to keep available the services of Seller’s present employees employed in such business, and to preserve the goodwill of Seller’s present suppliers to such business, the customers at such business and others having business relations with the Business as of the date hereof.
     Section 4.2 Compensation. Except in the ordinary course of business (consistent with past practices), no increase shall be made in the compensation payable or to become payable to any employee of Seller, and no bonus or profit-share payment or other arrangement (whether current or deferred) shall be made to or with any employee. No employee shall be hired by Seller at a salary in excess of $50,000 per annum without Buyer’s prior consent, which shall not be unreasonably withheld.
ARTICLE 5. CONDITIONS TO OBLIGATIONS OF BUYER.
     All obligations of Buyer under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Buyer:
     Section 5.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement (including without limitation in ARTICLE 2 hereof) shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak only as of an earlier date; provided, however, that with respect to any such representation or warranty or portion thereof that is qualified by materiality or similar qualifier, such representation or warranty or portion thereof shall be true and correct in all respects.
     Section 5.2 Compliance with Agreements and Conditions. Seller shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.
     Section 5.3 Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer each of the items described in Section 1.10(a) of this Agreement.
     Section 5.4 Resolutions. Buyer shall have received copies of duly adopted resolutions of the Board of Directors and shareholders of Seller, certified in each case as of the Closing Date by the Secretary or Assistant Secretary of Seller, authorizing and approving the execution of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby and all other action necessary to enable Seller to comply with the terms hereof and thereof.
     Section 5.5 Opinion of Counsel. Buyer shall have received from Phelps Dunbar LLP, special legal counsel for Seller, a legal opinion letter, dated the Closing Date, addressing the matters set forth in Exhibit E attached hereto, subject to appropriate assumptions and qualifications.
     Section 5.6 Government Consents. Buyer shall have received from any and all persons, firms, and other legal entities, or any Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation thereof, and all notices or filings required to be given to any Governmental Authorities shall have been given or filed, and any applicable waiting periods shall have expired or been terminated, including without limitation any such filings and/or waiting periods (including any extensions thereof) under the HSR Act.
     Section 5.7 Title Insurance.
     (a) Buyer shall have received: (i) assurances reasonably satisfactory to Buyer that, shortly after the Closing, a title insurance company reasonably satisfactory to Buyer shall issue to Buyer, at Buyer’s expense, an Owner Policy of Title Insurance dated as of the Closing Date and insuring fee simple title in Buyer to the Texas Real Property and the leasehold estates in the Texas Leased Real Property created pursuant to the applicable Assigned Contracts subject only to the Permitted Encumbrances and the standard printed exceptions, with the exception as to area and boundaries modified to read “any shortages in area” provided that Buyer provides to both Seller and the title company issuing such policy an appropriate survey and provided that Buyer pays the applicable premium for such modification, and (ii) such other usual and customary documentation as may be reasonably required by the title insurance company from Seller in order to issue the policy of title insurance as herein contemplated. Any closing fee charged by the title insurance company for the use of its personnel and facilities shall be paid one-half (1/2) by Seller and one-half (1/2) by Buyer. As used herein:
     (i) “Texas Real Property” means the Owned Real Property situated in Texas;
     (ii) “Texas Leased Real Property” means the Leased Real Property situated in Texas; and
     (iii) “Permitted Encumbrances” means any (a) mechanics’, carriers’, workers’ and other similar liens arising in the ordinary course of business and which in the aggregate are not substantial in amount, and do not interfere with the present use of the Transferred Assets; (b) liens for current taxes and assessments, both general and special, and other governmental charges not yet due and payable as of the Closing; (c) usual and customary non-monetary real property encumbrances; (d) all land use restrictions (including environmental, endangered species and wetlands), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any Governmental Authority, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property; (e) all easements (including conservation easements and public trust easements), rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record; (f) all encroachments, overlaps, overhangs, unrecorded easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record which would be disclosed by an accurate survey or physical inspection of the Real Property; (g) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines service lines and facilities of any nature on, over or under the Real Property, and all related licenses, easements, rights-of-way and other agreements; (h) all existing public and private roads and streets (whether dedicated or undedicated) including all rights of the public to use such roads and streets, and all railroad lines and rights-of-way affecting the Real Property; (i) prior reservations or conveyances of mineral rights or mineral leases of every kind and character; (j) water rights (whether asserted by any Governmental Authority or private party); (k) other imperfections of title, easements and encumbrances, if any, which do not currently interfere materially with operations as currently conducted by Seller on such property; and (l) with respect to any asset of Seller that consists of a leasehold or other possessory interest in real property, all encumbrances, covenants, imperfections in title, easements, restrictions and other title matters (whether or not they are recorded) to which the underlying fee estate in such real property is subject which were not created or incurred by Seller and which do not currently materially interfere with Seller’s operations as conducted on such property.
     (b) Buyer shall have received: (i) assurances reasonably satisfactory to Buyer that, shortly after the Closing, a title insurance company reasonably satisfactory to Buyer shall issue to Buyer, at Buyer’s expense, an Owner Policy of Title Insurance dated as of the Closing Date and insuring in Buyer ownership of the Louisiana Real Property and the leasehold estates in Louisiana Leased Real Property created pursuant to the applicable Assigned Contracts subject only to the Permitted Encumbrances and the standard printed exceptions, with the exception as to area and boundaries modified to read “any shortages in area” provided that Buyer provides to both Seller and the title company issuing such policy an appropriate survey and provided that Buyer pays the applicable premium for such modification, and (ii) such other usual and customary documentation as may be reasonably required by the title insurance company from Seller in order to issue the policy of title insurance as herein contemplated. Any closing fee charged by the title insurance company for the use of its personnel and facilities shall be paid one-half (1/2) by Seller and one-half (1/2) buy Buyer. As used herein:
     (i) “Louisiana Real Property” means the Owned Real Property situated in Louisiana; and

     (ii) “Louisiana Leased Real Property” means the Leased Real Property located in Louisiana.
     (c) Buyer may, at Buyer’s sole expense, obtain a survey and a commitment for owner’s title insurance. If on or before the Disclosure Delivery Deadline Buyer notifies Seller in writing that said survey or commitment disclose encumbrances on the Real Property unsatisfactory to Buyer other than Permitted Encumbrances and Liens which will be discharged or bonded off from Closing proceeds (the “Buyer’s Property Objections”), then Seller, upon Buyer’s notification of the Buyer’s Property Objections, shall diligently use its reasonable best efforts to cure same. If, after the exercise of reasonable diligence, Seller is unable to remove the Buyer’s Property Objections prior to the Closing, then Buyer at Buyer’s election (and in its sole discretion) shall have the right to change such subject Real Property to be an Excluded Asset, and the Closing Cash Consideration shall be reduced by an amount equal to the fair market value of such subject Real Property (provided that as used herein “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party). If Seller’s corrections to the Buyer’s Property Objections cannot be completed before the date for the Closing, then the date of the Closing shall be extended by not more than thirty (30) days so that Seller may, at Seller’s expense, complete such corrections. After the Disclosure Delivery Deadline, Buyer shall be deemed to have accepted the title of the Real Property (except for Buyer’s Property Objections which are timely delivered to Seller).
     Section 5.8 Permits. All Permits shall have been transferred or reissued to Buyer (or Buyer’s designee) and all consents required for such transfer or reissuance shall have been obtained by Seller to the extent permitted under applicable Law or, for Permits which are not transferable, Buyer shall have obtained reissuance of all Permits required to enable Buyer to conduct the Business from and after Closing subject to no more onerous requirements and in the same manner as theretofore conducted by Seller; provided, however, that this condition shall be deemed satisfied to the extent that applicable Law (including without limitation applicable Environmental Law) would allow Buyer to obtain such Permits after Closing without being deemed to be in violation of applicable Laws.
     Section 5.9 Required Consents. Seller shall have delivered to Buyer all of the consents required on Schedule 2.4 (the “Required Consents”).
     Section 5.10 Release of Certain Liens. Seller shall have provided evidence satisfactory to Buyer that the Liens listed on Schedule 5.10 have been released as of the Closing.
     Section 5.11 No Inconsistent Requirements. No legal action shall have been commenced by any public authority or private party and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.
     Section 5.12 Appraisal and Other Due Diligence.
     (a) Buyer shall have determined to its reasonable satisfaction based on information from the original manufacturers or a process mutually acceptable to Seller and Buyer that the sum of (i) the replacement cost (brand new) for those Transferred Assets constituting Seller’s rental equipment inventory and repair parts and supplies inventory and (ii) the fair market value based on current appraisals of the other Transferred Assets, is at least $200,000,000.
     (b) Buyer shall have completed its due diligence review of the assets and business of Seller (including without limitation the Business) satisfactory to Buyer, which due diligence reviews shall not have revealed any facts or circumstances that, in Buyer’s sole judgment, render the acquisition of the Transferred Assets not advantageous to Buyer. The due diligence review should be conducted by and/or on behalf of Buyer, and shall include without limitation a review of the following:
     (i) State and federal tax filings;

     (ii) Audited financial statements and unaudited interim period financial statements;
     (iii) Environmental Law compliance, including without limitation one or more Phase I studies and, at Buyer’s sole discretion, one or more Phase II studies (in each case, to be obtained at Buyer’s expense);
     (iv) All pending or threatened legal proceedings; and
     (v) All material contracts.
     Section 5.13 Minimum 2006 Adjusted EBITDA. Seller shall have produced Adjusted EBITDA for the fiscal year ended October 31, 2006 of not less than $46,000,000. For purposes of this Agreement, “Adjusted EBITDA” shall be calculated from the Fiscal 2006 Financial Statements and shall mean Seller’s net income as reported in the Fiscal 2006 Financial Statements before (a) interest expense or interest and dividend income, (b) income taxes, (c) depreciation, (d) amortization, (e) depletion and (f) all cash and non-cash expenses incurred by Seller in connection with the issuance of 150 shares of Seller’s common stock and the payment of cash bonuses to Byron A. “Red” Adams, Sr. in such fiscal year. Net income and each of the items mentioned in the preceding sentence, other than the cash and non-cash expenses in clause (f), shall be calculated in accordance with GAAP. Furthermore, Adjusted EBITDA shall be calculated from the Fiscal 2006 Financial Statements without any other adjustment not set forth in the preceding definition of Adjusted EBITDA. Annex D attached hereto sets forth the calculation of Adjusted EBITDA for Seller’s fiscal years ended October 31, 2005 and 2004. Adjusted EBITDA for the fiscal year ended October 31, 2006 shall be calculated in the same manner as Adjusted EBITDA was calculated for the fiscal years ended October 31, 2005 and 2004 on Annex D.
     Section 5.14 No Material Adverse Effect. There shall not have occurred since the date hereof a Material Adverse Effect with respect to the Business or the Transferred Assets.
     Section 5.15 Delivery of Disclosure Items.
     (a) As soon as practicable, and in any event within fifteen (15) Business Days after the date of this Agreement (the “Disclosure Delivery Deadline”), Seller shall have delivered to Buyer true, correct and complete copies of:
     (i) each of the Schedules for which Seller is responsible referenced in this Agreement;
     (ii) each of the written Assigned Contracts;
     (iii) each of the Owned Real Property Title Documents;
     (iv) each of the Realty Use Rights; and
     (v) each of the Plans.
     (b) Seller shall have delivered to Buyer true, correct and complete copies of the Fiscal 2006 Financial Statements at least seven (7) days prior to the Closing Date.
ARTICLE 6. CONDITIONS TO OBLIGATIONS OF SELLER.
     All of the obligations of Seller under this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by Seller:
     Section 6.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (including without limitation in ARTICLE 3 hereof) shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak only as of an earlier date; provided, however, that with respect to any such representation or warranty or portion thereof that is qualified by materiality or similar qualifier, such representation or warranty or portion thereof shall be true and correct in all respects.
     Section 6.2 Compliance with Agreements and Conditions. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.
     Section 6.3 Closing Deliveries. Buyer shall have delivered, or caused to be delivered, to Seller each of the items described in Section 1.10(b) of this Agreement.
     Section 6.4 Resolutions. Seller shall have received copies of duly adopted resolutions of the Board of Directors of Buyer, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer, authorizing and approving the execution of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated hereby and thereby and all other action necessary to enable Buyer to comply with the terms hereof and thereof.
     Section 6.5 No Inconsistent Requirements. No legal action shall have been commenced by any public authority or private party and no judicial or administrative order shall have been issued seeking to enjoin or prohibit the transactions contemplated hereby.
     Section 6.6 Board Representation. At the Closing, one designee of Seller shall have been appointed or elected to Buyer’s Board of Directors.
     Section 6.7 Shareholder Approval. The shareholders of Seller shall have authorized and approved the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby and all other action necessary to enable Seller to comply with the terms hereof and thereof.
     Section 6.8 No Material Adverse Effect. There shall not have occurred since the date hereof a Material Adverse Effect with respect to Buyer.
     Section 6.9 Delivery of Disclosure Items. On or before the Disclosure Delivery Deadline, Buyer shall have delivered to Seller true, correct and complete copies of each of the Schedules for which Buyer is responsible referenced in this Agreement.
     Section 6.10 Opinion of Counsel. Seller shall have received from Andrews Kurth LLP, special legal counsel to Buyer, a legal opinion letter, dated the Closing Date, addressing the matters set forth in Exhibit F attached hereto, subject to appropriate assumptions and qualifications.
ARTICLE 7. INDEMNITIES.
     Section 7.1 Indemnification of Buyer. Subject to the limitations set forth in Section 7.4 and Section 8.1, Seller shall indemnify, defend and hold harmless Buyer, its directors, shareholders, officers, employees, subsidiaries, Affiliates and their respective directors, shareholders, members, managers, partners, officers and employees (collectively, “Buyer Indemnitees”) from and against and in respect of any and all loss, damage, liability, cost and expense, including deductibles paid under insurance policies and reasonable attorneys’ and accountants’ fees and amounts paid in settlement pursuant to Section 7.3(b) below (collectively, “Losses”), suffered or incurred by any Buyer Indemnitee by reason of, or arising out of:
     (a) any breach of any representation or warranty made by Seller in this Agreement (other than Section 2.14);

     (b) the failure by Seller to perform any unwaived covenant or agreement in this Agreement on its part to be performed;
     (c) all obligations and liabilities of Seller or the Business to the extent relating to periods prior to the Closing, whether direct or indirect, fixed or contingent, known or unknown, that are not part of the Assumed Liabilities;
     (d) any liability under the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”), or any similar state or local legal requirement that may result from an “Employment Loss,” as described in 29 U.S.C. § 2101(a)(6), caused by action or inaction of Seller prior to the Closing; or
     (e) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against any Buyer Indemnitee arising out of or resulting from (i) the operation of the Business prior to the Closing, (ii) ownership or operation of the Transferred Assets and arising out of any fact or occurrence prior to the Closing or (iii) the Excluded Assets or Retained Employees.
     Section 7.2 Indemnification of Seller. Subject to the limitations set forth in Section 7.4 and Section 8.1, Buyer shall indemnify, defend and hold harmless Seller, its directors, shareholders, officers, employees, subsidiaries, Affiliates and their respective directors, shareholders, members, managers, partners, officers and employees (collectively, “Seller Indemnitees”) from and against and in respect of any and all Losses suffered or incurred by any Seller Indemnitee by reason of, or arising out of:
     (a) any breach of any representation or warranty made by Buyer in this Agreement;
     (b) the failure by Buyer to perform any unwaived covenant or agreement in this Agreement on its part to be performed;
     (c) the failure by Buyer to timely discharge and pay the Assumed Liabilities;
     (d) all obligations and liabilities of Buyer or the Business to the extent relating to periods from and after the Closing, whether direct or indirect, fixed or contingent, known or unknown;
     (e) any liability under the WARN Act or any similar state or local legal requirement that may result from an “Employment Loss,” as described in 29 U.S.C. § 2101(a)(6), caused by action or inaction of Buyer after the Closing; or
     (f) any claims, liabilities, obligations, damages, costs and expenses, known or unknown, fixed or contingent, claimed or demanded by third parties against any Seller Indemnitee arising out of or resulting from (i) the operation of the Business from and after the Closing, (ii) ownership or operation of the Transferred Assets and arising out of any fact or occurrence from and after the Closing or (iii) the Transferred Employees from and after the Closing.
     Section 7.3 Defense of Claims.
     (a) If any third-party claim or action arises after the Closing Date and during the Survival Period (as defined in Section 8.1 below) for which (i) Seller may be liable to any Buyer Indemnitee or (ii) Buyer may be liable to any Seller Indemnitee (for purposes of this ARTICLE 7, Buyer Indemnitees and Seller Indemnitees are sometimes referred to as “Indemnitee(s)” and, Seller and Buyer are sometimes referred to as “Indemnitor(s)”, in each case, as the context requires), such Indemnitee will, if a claim is to be made against an Indemnitor pursuant to this ARTICLE 7 or if the Indemnitee intends to take such claim into account in calculating the Threshold (as defined below), give prompt notice to the Indemnitor of the commencement of such claim, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liabilities that the Indemnitor may have to the Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitees failure to give such notice. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by Indemnitor(s). If Indemnitor wishes to assume the defense of such claim or action, then Indemnitor shall give written notice to Indemnitees within twenty (20) days after notice from Indemnitees of such claim or action (unless the claim or action reasonably requires a response in less than twenty (20) days after the notice is given to Indemnitor, in which event Indemnitor shall notify Indemnitees at least five (5) days prior to such reasonably required response date), and Indemnitor shall thereafter assume the defense of any such claim or liability; provided that Indemnitees may participate in such defense at their own expense; provided further that in the event Indemnitees retain counsel as provided above, counsel retained by the Indemnitor shall be lead counsel.
     (b) If Indemnitor does not assume the defense of, or if after so assuming Indemnitor fails to defend, any such claim or action, then Indemnitees may defend against such claim or action in such manner as they may deem appropriate (provided that Indemnitor may participate in such defense at its own expense) and Indemnitees may settle such claim or litigation with the consent of Indemnitor (which shall not be unreasonably withheld or delayed so long as any such settlement is solely for money damages), and Indemnitor shall promptly reimburse Indemnitees for the amount of all expenses, legal and otherwise consented to by Indemnitor. If no settlement of such claim or litigation is made, Indemnitor shall satisfy any judgment rendered with respect to such claim or in such action, before Indemnitees are required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by Indemnitees in the defense of such claim or litigation.
     (c) If a judgment is rendered against any of the Indemnitees in any action covered by the indemnification hereunder, or any lien in respect of such judgment attaches to any of the assets of any of the Indemnitees, Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, Indemnitor shall promptly pay such judgment or discharge such lien before any of Indemnitees is compelled to do so.
     Section 7.4 Limits on Indemnification.
     (a) No party shall have any right to seek indemnification under this Agreement with respect to Losses contemplated by Section 7.1 or Section 7.2 that would otherwise be indemnifiable hereunder (including Losses incurred by all other Indemnitees affiliated with or related to such party) until such Losses exceed $3,350,000 in the aggregate (the “Threshold”); provided, however, that any Loss (or series of related Losses) contemplated by Section 7.1 or Section 7.2 must equal or exceed $50,000 to count towards the Threshold and to be indemnifiable pursuant to such sections, it being understood by the parties that once the Threshold has been exceeded then the Indemnitor shall be liable for all Losses in excess of $500,000 (other than any Loss or series of related Losses that is less than $50,000); provided, further, that the provisions of this Section 7.4(a) shall not apply to (i) any breach by Seller of the representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.5 and Section 2.8(a), (ii) any breach by Buyer of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4(b), (iii) the failure by any party to this Agreement to perform any unwaived covenant or agreement in this Agreement on its part to be performed or (iv) indemnification with respect to any and all Losses as contemplated by Section 7.1(c), Section 7.2(c) or Section 7.2(d).
     (b) Notwithstanding any provision of this Agreement, the aggregate liability of Seller under this ARTICLE 7 shall be limited to an amount equal to $35,000,000; provided, however, that the limitation set forth in this Section 7.4(b) shall not apply to (i) any breach by Seller of the representations, warranties and covenants contained in Section 2.1, Section 2.2, Section 2.3, Section 2.5 and Section 2.8(a), (ii) the failure by Seller to perform any unwaived covenant or agreement in this Agreement on its part to be performed or (iii) indemnification with respect to any and all Losses as contemplated by Section 7.1(c). Furthermore, subject to the preceding provisions of this Section 7.4(b), Seller’s indemnification obligations hereunder shall be satisfied solely out of the Stock Consideration and the cash and cash equivalents described in Section 9.10.

     (c) Notwithstanding any provision of this Agreement, the liability of Buyer under this ARTICLE 7 shall be limited to an amount equal to $35,000,000; provided, however, that the limitation set forth in this Section 7.4(c) shall not apply to (i) any breach by Buyer of the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3 and Section 3.4(b), (ii) the failure by Buyer to perform any unwaived covenant or agreement in this Agreement on its part to be performed or (iii) indemnification with respect to any and all Losses as contemplated by Section 7.2(c) or Section 7.2(d).
     Section 7.5 Exclusive Remedies. After the Closing, the remedies provided by this ARTICLE 7 shall be the sole and exclusive remedy for the parties to this Agreement with respect to any dispute arising from, or related to, this Agreement except in the case of fraud and except that injunctive relief (including specific performance) shall continue to be available to the extent such remedy is in respect of a then surviving representation, warranty, covenant or agreement.
     Section 7.6 Allocation. Any payment of indemnifications by Seller pursuant to Section 7.1 shall be treated by the parties for tax purposes as an adjustment to the Purchase Price.
ARTICLE 8. SURVIVAL OF REPRESENTATIONS AND OTHER PROVISIONS.
     Section 8.1 Survival.
     (a) The representations, warranties, covenants, agreements and indemnities of the parties contained in this Agreement shall survive the consummation of the transactions contemplated herein and shall continue in full force and effect for the period (the “Survival Period”) beginning on the Closing Date and continuing for a period of eighteen (18) months (other than the representations and warranties set forth in Section 2.14, which shall terminate upon the Closing); provided, however, that obligations under Section 7.1(c), obligations under Section 7.2(c), obligations under Section 7.2(d) and the obligation to indemnify and hold harmless an indemnified party in respect of breaches of the representations and warranties in Section 2.11 (Taxes) and Section 2.12 (ERISA), shall, in each such case, survive the Closing Date until the expiration of the applicable statute of limitations period; and provided, further, that the Survival Period shall be extended automatically to include any time period necessary to resolve a specific claim for indemnification which was made before expiration of the Survival Period but not resolved prior to its expiration; and provided, further, that any such extension shall apply only as to claims asserted and not so resolved within the Survival Period.
     (b) The covenants and agreements made by the parties in this Agreement shall survive the Closing Date in accordance with their respective terms but, if Closing occurs, any covenant and agreement to be performed fully on or prior to the Closing Date shall be of no further force and effect after the Closing Date.
     (c) No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement, including but not limited to, loss of revenue of income, cost of capital, or loss of business reputation or opportunity.
ARTICLE 9. ADDITIONAL AGREEMENTS.
     Section 9.1 Cooperation. The parties shall reasonably cooperate with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties shall use their commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including without limitation causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller hereby covenants and agrees that, prior to the Closing, it will use its commercially reasonable efforts to cause the shareholders of Seller to authorize and approve the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the transactions contemplated hereby and thereby and all other action necessary to enable Seller to comply with the terms hereof and thereof. Without the prior written consent of the other party, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including without limitation taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.
     Section 9.2 Access.
     (a) Following the date of this Agreement, for the purpose of permitting Buyer to conduct a due diligence review of the assets and business of Seller (including without limitation the Business), Seller will permit Buyer and its agents and representatives to have reasonable access during normal business hours to premises in which Seller conducts its business (including without limitation the Business) and to all of its assets, books, records, personnel, customers and suppliers and will furnish Buyer such financial data, operating data and other information as Buyer may reasonably request. Contact with customers and suppliers shall be coordinated between the parties and shall be done on a mutually agreeable basis. Assuming compliance with the requirements of this Section 9.2, Buyer will complete its due diligence by November 30, 2006.
     (b) Following the date of this Agreement, for the purpose of permitting Seller to conduct a due diligence review of the assets and business of Buyer, Buyer will permit Seller and its agents and representatives to have reasonable access during normal business hours to premises in which Buyer conducts its business and to all of its assets, books, records, personnel, customers and suppliers and will furnish Seller such financial data, operating data and other information as Seller may reasonably request. Seller will complete its due diligence by November 30, 2006.
     Section 9.3 Non-Compete.
     (a) Non-Compete. Seller shall not, for a period of two (2) years following the Closing Date, directly or indirectly, for itself or on behalf of or in conjunction with any Person:
     (i) engage, as an officer, partner, director, shareholder, owner, partner, joint venturer, member, manager, employee, contractor, lender or in a managerial or advisory capacity, or otherwise, nor shall it cause or permit any Affiliate, whether as an employee, independent contractor, consultant, advisor, or sales representative, or in any other capacity whatsoever, to engage in any business offering any services or products in competition with the Business, in the Territory serviced by Buyer or any of its Affiliates. For purposes hereof, the “Territory” shall mean the areas identified on Annex E;
     (ii) call upon or employ any Person who is, at that time, or has been, within two (2) years prior to that date, within the Territory, an employee or agent of Buyer or any of its Affiliates for the purpose or with the intent of enticing such employee away from or out of the employ of Buyer or any of its Affiliates, or
     (iii) call upon any Person who is, at that time, or has been, within two (2) years prior to that time, a customer or supplier of Buyer or any of its Affiliates within the Territory for the purpose of soliciting or selling services or products in competition with Buyer or any of its Affiliates within the Territory.
For purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person; and “control” means the possession, directly or indirectly of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     (b) Equitable Relief. Because of the difficulty of measuring economic losses as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused for which Buyer would have no other adequate remedy, the parties agree that the foregoing covenant may be enforced by Buyer or its Affiliates by injunctions, restraining orders and other equitable actions in addition to any other relief to which Buyer may be entitled, without the necessity of posting a bond.
     (c) Reasonable Restraint. The parties hereto acknowledge and agree that the provisions contained in this Section 9.3 are ancillary or part of an otherwise enforceable agreement and contain limitations as to time and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Buyer.
     (d) Material and Independent Covenant. Seller acknowledges that its agreement with the covenants set forth in this Section 9.3 are material conditions to Buyer’s agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section 9.3 shall be construed as an agreement independent of any other provision in this Agreement or any other Transaction Document, and the existence of any claim or cause of action of Seller or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the two (2) year period during which the agreements and covenants made in this Section 9.3 shall be computed by excluding from such computation any time during which Seller is in violation of any provision of this Section 9.3. The covenants contained in this Section 9.3 shall not be affected by any breach of any other provision hereof by any party hereto.
     Section 9.4 Transferred Employees; Severance.
     (a) Upon the Closing, Seller shall terminate all employees of the Business. Buyer shall invite all employees of the Business to apply for consideration for employment with Buyer upon Closing at terms and conditions of employment set by Buyer, in its sole discretion. Seller shall provide Buyer with all information reasonably requested by Buyer pertaining to such employees. Any such employees to whom Buyer offers employment and who elect to become employees of Buyer are hereinafter referred to collectively as “Transferred Employees” (and individually as a “Transferred Employee”) and all other employees are hereafter referred to as “Retained Employees”). Nothing in this Agreement shall be construed as giving any person any right to become an employee of Buyer or to any terms and conditions of employment, including without limitation any type or level of compensation or benefits, with Buyer. Nothing in this Agreement is intended to, nor does it confer any rights or privileges upon, any person not a party to this Agreement.
     (b) Seller shall be responsible for all pre-Closing obligations for Transferred Employees as of the Closing Date (except for those liabilities that are accrued on the Fiscal 2006 Financial Statements), and such pre-Closing obligations shall be vested and paid by Seller on the Closing Date. Seller shall be responsible for all liabilities and costs arising from or relating to any claims by or on behalf of persons who at or prior to the Closing are or were employees of Seller in the Business, in respect of severance pay, paid time off and accrued vacation for employees, accrued sick leave, personal days, shutdown benefits, and any other similar obligations or liabilities (the “Termination Costs”) relating to the termination of such employees’ employment with Seller, or any break in service or any other event entitling someone to payments for such benefits (a “Termination”), which occurs on or prior to the Closing.
     (c) Buyer shall be responsible for all Termination Costs accruing from and after the Closing Date relating to a Termination by Buyer which occurs after the Closing, in respect of any Transferred Employee.
     Section 9.5 Employee Benefits and Welfare Plans.
     (a) Buyer shall not assume any liabilities and obligations of Seller relating to employees or employee benefits. Without limiting the foregoing, Seller shall retain, and Buyer shall not assume, obligations and liabilities with respect to (i) any Plans or arrangements maintained, sponsored, contributed to, or required to be contributed to by Seller relating to Transferred Employees, Retained Employees or any other present, former or retired employees of Seller, including without limitation liabilities and obligations for retiree benefits and (ii) except as provided in this Section 9.5, any other employee-related liabilities arising at or before, or by reason of, the Closing, or otherwise in respect of any period at or before the Closing.
     (b) Buyer shall provide or offer to provide “continuation coverage” (as defined in Section 4980B(f) of the Code) under Buyer’s group medical plan to Seller’s covered employees, including Retained Employees or former employees, and their qualified beneficiaries (as defined in Section 4980B(g) of the Code.
     (c) No assets or liabilities with respect to Transferred Employees shall be transferred, as a result of this Agreement, from any pension plans maintained, sponsored, contributed to, or required to be contributed to by Seller applicable to its employees to any plan maintained or established by Buyer, and Seller shall retain all assets related thereto and all obligations to fund or otherwise provide benefits accrued by Transferred Employees under such pension plans before the Closing.
     (d) Buyer shall provide credit for periods of service with Seller under Buyer’s plans, programs, and similar agreements, commitments or arrangements that provide benefits or compensation to or for the benefit of Buyer’s employees, including without limitation eligibility and vesting under any qualified employee benefit plan maintained by Buyer and credit under any seniority based benefit or compensation arrangement. Buyer shall further provide credit under Buyer’s group medical plan for any deductible or co-payment made by Seller’s employee’s prior to the Closing Date under Seller’s group medical plan.
     (e) Without limitation as to the provisions of Section 9.5(a) above, Seller will retain liability for all workers’ compensation liabilities of the Transferred Employees due to or based upon events occurring on or before the Closing, whether or not filed on or before the Closing. Buyer shall be liable for workers’ compensation liabilities of the Transferred Employees due to or based upon events occurring after the Closing.
     Section 9.6 Consents; Assignments; Additional Post-Closing Covenants. The parties will use their respective commercially reasonable efforts to obtain any consent, approval or amendment required to assign or transfer the Transferred Assets. With respect to the Required Consents, Seller shall use its commercially reasonable efforts to obtain the consents as soon as practicable after the Closing. Seller shall execute any such further documents or other instruments reasonably requested to complete the conveyance, or to fully vest in Buyer, good and marketable title to the Transferred Assets. In addition, from and after Closing, Seller agrees to promptly forward to Buyer all inquiries, notices, calls and other requests relating to the Business or the Transferred Assets.
     Section 9.7 Expenses. Buyer shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby. Seller shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby.
     Section 9.8 Exclusivity. Until the termination of this Agreement, (a) neither Seller nor its representatives or agents will solicit offers from, negotiate with or provide financial or operating information to, any third party for the purpose of determining any interest in acquiring Seller or any of its securities or material assets, (b) Seller and its representatives will cease any current discussions with any third parties concerning an acquisition transaction and shall negotiate exclusively with Buyer in connection therewith and (c) Seller will promptly notify Buyer in the event that it or any of its representatives receives any proposal concerning an acquisition of all or any part of Seller’s equity interests or all or any significant part of Seller’s assets, which notice shall include a copy of such proposal, if in writing or a summary of such proposal, if oral.
     Section 9.9 Public Disclosure. The parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party, except as may be required by applicable Law or court process or by obligations pursuant to any listing agreement with any national securities exchange; provided, however, that any such required disclosure shall be in a form approved by each of Buyer and Seller (which such approval shall not be unreasonably withheld or delayed).
     Section 9.10 Lock-Ups. Seller hereby covenants and agrees that:
     (a) for a period commencing on the Closing Date and continuing through the date that is one (1) year after the Closing Date, Seller will not directly or indirectly sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, distribute (including without limitation by means of a stock dividend or other distribution to shareholders) or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) any shares of Common Stock constituting all or any portion of the Stock Consideration; and
     (b) for a period commencing on the Closing Date and continuing through the date that is eighteen (18) months after the Closing Date, Seller will maintain in the Transaction Account cash and cash equivalents in an aggregate amount not less than $10,000,000.
     Section 9.11 Delivery of Disclosure Items.
     (a) On or before the Disclosure Delivery Deadline, Seller shall deliver to Buyer true, correct and complete copies of:
     (i) each of the Schedules for which Seller is responsible referenced in this Agreement;
     (ii) each of the written Assigned Contracts;
     (iii) each of the Owned Real Property Title Documents;
     (iv) each of the Realty Use Rights; and
     (v) each of the Plans.
     (b) Seller shall use its commercially reasonable efforts to deliver to Buyer true, correct and complete copies of the Fiscal 2006 Financial Statements on or prior to November 27, 2006, and in any event as soon as practicable after the date hereof.
     (c) On or before the Disclosure Delivery Deadline, Buyer shall:
     (i) deliver to Seller true, correct and complete copies of each of the Schedules for which Buyer is responsible referenced in this Agreement; and
     (ii) apply for the Owner Policies of Title Insurance, as more fully described in Section 5.7.
     Section 9.12 Environmental Matters. The parties hereby acknowledge and agree that, on and after the date of this Agreement and prior to the Closing, Buyer may, at its election and expense, conduct one or more Phase I environmental assessments (each a “Phase I”) on any of the Real Property otherwise constituting part of the Transferred Assets (the “Subject Real Property”). In the event that any such Phase I shall identify any Reportable Conditions on any Subject Real Property, then Buyer may, at its election and expense, conduct one or more Phase II environmental assessments (each a “Phase II”) on such Subject Real Property. In the event that any such Phase II shall identify any Reportable Conditions on such Subject Real Property, then at Buyer’s election (and in its sole discretion), notwithstanding anything to the contrary set forth in this Agreement, either:

     (a) such Subject Real Property shall be deemed to be an Excluded Asset, and the Closing Cash Consideration shall be reduced by an amount equal to the fair market value of such Subject Real Property (provided that as used herein “fair market value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party); or
     (b) after the Closing, Seller shall (at its expense and under its direction and control) use its commercially reasonable best efforts to diligently and promptly remediate all such Reportable Conditions in accordance with applicable Environmental Laws.
Notwithstanding anything to the contrary set forth in this Agreement, any and all expenses of Seller or other costs to Seller in connection with any remediation pursuant to clause (b) above (including any such expenses or costs arising from third party claims) shall not constitute “Losses” for which indemnification might otherwise be available to any Buyer Indemnitee pursuant to Section 7.1 of this Agreement or to any Seller Indemnitee pursuant to Section 7.2 of this Agreement. Accordingly, all such costs and expenses shall be disregarded for all purposes under Section 7.4 of this Agreement.
     Section 9.13 Post-Closing Title Insurance Matters. After the Closing, Seller shall use its commercially reasonable efforts to assist Buyer in obtaining the Owner Policies of Title Insurance, as more fully described in Section 5.7.
     Section 9.14 Post-Closing Auditor Matters. If the Closing occurs, then for so long as Buyer would be required under the rules and regulations of the SEC (including without limitation Regulation S-X), to include any financial statements of Seller (or financial statements relating to the Transferred Assets) in a registration statement of Buyer filed under the Securities Act, (a) Seller, at Buyer’s sole cost and expense, shall allow Buyer to include the financial statements of Seller for the three year period ended October 31, 2006 in any filing by Buyer with the SEC and/or in any offering memorandum or circular prepared by Buyer in connection with a securities offering conducted pursuant to Rule 144A under the Securities Act and (b) Seller, at Buyer’s request, will request its auditors to provide to Buyer access to all work papers and accounting records in its possession relating to Seller in connection with such SEC filings or securities offerings, and Buyer shall pay all costs and expenses of such auditors in connection with such matters.
     Section 9.15 Post-Closing Accounting Matters. If the Closing occurs, then for a period of three (3) months after the Closing Date, Buyer will use its commercially reasonable efforts to cooperate with Seller such that Seller can obtain copies of its accounting records from the computer equipment, hardware and software transferred to Buyer as part of the Transferred Assets.
     Section 9.16 Tax Cooperation. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the fullest extent possible under provisions of all applicable laws, the amount of any taxes payable in connection with the transfer of the Transferred Assets pursuant to this Agreement with the understanding that such cooperation shall not affect the Parties’ respective responsibilities for reporting, remitting and paying taxes or their obligations set forth in Section 1.8.
ARTICLE 10. TERMINATION.
     Section 10.1 Termination.
     (a) This Agreement may be terminated on or prior to the Closing Date as follows:
     (i) by mutual written consent of Buyer and Seller;
     (ii) by Seller, if (i) there has been a breach by Buyer of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in ARTICLE 6 would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Seller to Buyer; provided, however, that the right to terminate this Agreement pursuant to this section shall not be available to Seller if Seller, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in ARTICLE 5 shall not be satisfied;
     (iii) by Buyer, if (i) there has been a breach by Seller of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in ARTICLE 5 would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to Seller; provided, however, that the right to terminate this Agreement pursuant to this section shall not be available to Buyer if Buyer, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in ARTICLE 6 shall not be satisfied;
     (iv) by either Buyer or Seller upon written notice to the other if the Closing shall not have occurred by December 31, 2006 (or January 31, 2007, if applicable); provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose breach of any provision of this Agreement resulted in the Closing not occurring by such date;
     (v) by Seller, if holders of 10% or more of the outstanding shares of the common stock, par value $100.00 per share, of Seller exercise their rights to dissent from the sale of the Transferred Assets pursuant to this Agreement and seek the fair cash value of their shares of such common stock in accordance with applicable provisions of the Louisiana Business Corporation Law;
     (vi) by Seller, if Buyer fails to notify Seller on or before November 30, 2006 that Buyer is reasonably satisfied with its due diligence review of the Transferred Assets and Business; or
     (vii) by Buyer, if Seller fails to notify Buyer on or before November 30, 2006 that Seller is reasonably satisfied with its review of the assets and business of Buyer.
     (b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.
     Section 10.2 Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, all obligations of the parties hereto under this Agreement shall terminate, there shall be no liability of either party hereto to the other party hereto and this Agreement shall be void and of no effect, other than Section 1.4 and Section 9.7 and ARTICLE 11 below which shall survive the termination of this Agreement.
ARTICLE 11. MISCELLANEOUS.
     Section 11.1 Notices.
     (a) All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by nationally recognized overnight courier or by facsimile transmission to the intended recipient thereof (provided that a copy is sent on the same day to the recipient by nationally recognized overnight courier) at its address, or facsimile number set out below. Any such notice, demand or communication shall be deemed to have been duly given immediately (if delivered personally or given or made by confirmed facsimile), or the next Business Day if given by courier, and in providing same it shall be sufficient to show that delivery personally or by courier was confirmed in writing or that receipt of a facsimile was confirmed in writing or by return facsimile by the recipient. The addresses and facsimile numbers of the parties for purposes of this Agreement are:

If to Buyer:	Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attn: General Counsel
Facsimile No.: (713) 369-0555

With a copy to:	Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attn: Robert V. Jewell
Facsimile No.: (713) 238-4285

If to Seller:	Oil & Gas Rental Services, Inc.
948 DeGravelle Road
Amelia, Louisiana 70340
Attn: Burt A. Adams, President and Chief Executive Officer
Facsimile No.: (985) 631-3427

and

Oil & Gas Rental Services, Inc.
228 St. Charles Avenue, Suite 814
New Orleans, Louisiana 70130
Attn: Brad A. Adams, Vice President and General Counsel
Facsimile No.: (504) 522-0748

With a copy to:	Phelps Dunbar LLP
365 Canal Street, Suite 2000
New Orleans, Louisiana 70130
Attn: Mark A. Fullmer
Facsimile No.: (504) 568-9130
     (b) Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.
     (c) For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or Sunday, on which banks in Houston, Texas or New Orleans, Louisiana are required to be open for regular banking business.
     Section 11.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.
     Section 11.3 Entire Agreement. This Agreement and the Confidentiality Agreement dated as of October 4, 2006, by and between Seller and Buyer (the “Confidentiality Agreement”), together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, and this Agreement, the Confidentiality Agreement and the other Transaction Documents contain the sole and entire agreement among the parties with respect to the matters covered hereby and thereby. There are no representations, warranties, covenants, agreements or commitments by the parties with respect to the subject matter of this Agreement except as set forth in this Agreement, the Confidentiality Agreement and the other Transaction Documents.

     Section 11.4 Assignment; Binding Effect. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto without the express prior written consent of the other party (which such consent shall be granted or withheld in the sole discretion of such other party) and any attempted assignment, without such consent, shall be null and void. Notwithstanding the foregoing, (a) Buyer may (without such consent) assign and transfer any of its rights to acquire the Transferred Assets hereunder to Rental Tools; provided, however, that any such assignment shall not relieve Buyer of its obligations hereunder, and (b) Seller may ( without such consent) assign and transfer all of its rights and obligations hereunder to one or more entities organized by Seller in connection with a reorganization of Seller after the date hereof; provided, however, that any such assignment shall not relieve Seller of its obligations hereunder and the percentage ownership of such entities by the owners thereof will be substantially identical to their ownership of the common stock of Seller.
     Section 11.5 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.
     Section 11.6 Partial Invalidity and Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.
     Section 11.7 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.
     Section 11.8 No Third-Party Beneficiaries. Except as specifically set forth in Section 7.1 and Section 7.2 above, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third-party beneficiary hereto.
     Section 11.9 Headings; Construction. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement. This Agreement shall be construed as a whole and in accordance with its fair meaning and without regard to any presumption or other rule requiring construction against the party preparing this Agreement or any part hereof.
     Section 11.10 Time of Performance. Time is of the essence.
     Section 11.11 Exhibits, Schedules, Etc. All exhibits, schedules, appendices or annexes hereto are hereby incorporated by reference and made a part of this Agreement. All statements contained in certificates delivered or furnished on behalf of any party pursuant hereto shall be deemed representations and warranties by the party delivering such certificate.

     Section 11.12 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any other Transaction Document shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as then in effect by three (3) arbitrators, one of which shall be designated by Seller, one of which shall be designated by Buyer and one of which shall be designated jointly by the designees of Seller and Buyer in accordance with such rules. Buyer or Seller shall designate an arbitrator within five (5) days of the day on which Seller or Buyer receives written notice of the designation of an arbitrator pursuant to this Section 11.12. If Seller or Buyer fails to timely designate an arbitrator, then the arbitrator designated by Seller or Buyer, as applicable, shall designate one (1) arbitrator in accordance with such rules and those arbitrators shall designate the third arbitrator in accordance with such rules. A condition precedent to the appointment of each arbitrator is that he or she agree that the arbitrators shall render a decision within thirty (30) days after conclusion of the last testimony presented at the hearings and that once begun, the hearings will if practicable continue more or less on a daily basis through the conclusion of the testimony. The arbitrators shall determine the dates and times when hearings shall be held taking into account the convenience of the parties, the witnesses and the location of the evidence to be presented at the particular hearing. The arbitrators shall base their decision upon any evidence which is admissible in accordance with Federal Rules of Evidence. In rendering their decision, the arbitrators shall make specific findings of fact taking into account applicable judicial precedence and industry practice, and the decision shall be signed by at least a majority of the arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16 to the exclusion of state laws inconsistent therewith. The fees and expenses of the arbitrators shall be borne equally by Seller and Buyer. The place of arbitration shall be New Orleans, Louisiana. The arbitrators’ decisions shall be final and binding on all parties to the dispute and may be entered in any court having jurisdiction. The arbitrators shall have the power to award costs and expenses of the prevailing party in the dispute.
     Section 11.13 Knowledge. “Knowledge” means (a) with respect to Seller, the actual knowledge of any of Burt A. Adams, Bruce A. Adams, Brad A. Adams or Byron A. “Red” Adams, Sr. and (b) with respect to Buyer, the actual knowledge of any of Munawar H. Hidayatallah, David Wilde, Victor M. Perez or Theodore F. Pound III.
     Section 11.14 Disclosure Schedules. The disclosures in the disclosure schedule of each party shall expressly refer to a Section of this Agreement; provided, however, that disclosures in the disclosure schedule of each party and expressly referring to a Section of this Agreement may incorporate by reference the disclosures in the disclosure schedule of such party with respect to any other Section of this Agreement; and provided further, that any fact or circumstance disclosed with respect to a particular Section shall likewise be deemed to be a disclosure with respect to another Section if the fact or circumstances disclosed may reasonably be deemed pertinent to such other Section.
(Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written, to be effective as of the Effective Time.

BUYER: ALLIS-CHALMERS ENERGY INC.
By:	/s/ Munawar H. Hidayatallah
Name:	Munawar H. Hidayatallah
Title:	Chief Executive Officer

SELLER: OIL & GAS RENTAL SERVICES, INC.
By:	/s/ Burt A. Adams
Name:	Burt A. Adams
Title:	President and Chief Executive Officer

LIST OF ATTACHMENTS

ANNEX	DESCRIPTION
A	Working Capital Calculation
B	Persons to Execute Non-Compete Agreements and Employment Agreements
C	Initial Financial Statements
D	Adjusted EBITDA Calculations
E	Non-Competition and Non-Solicitation

EXHIBIT	DESCRIPTION
A	Form of Bill of Sale and Assumption Agreement
B	Form of Non-Compete Agreement
C-1, C-2, C-3 and C-4	Forms of Employment Agreement
D	Form of Investor Rights Agreement
E	Matters to be Addressed in Opinion Letter of Phelps Dunbar LLP
F	Matters to be Addressed in Opinion Letter of Andrews Kurth LLP

SCHEDULES	DESCRIPTION
Schedule 1.1(a)	Equipment and Inventory
Schedule 1.1(b)	Permits
Schedule 1.1(c)	Intangible Assets
Schedule 1.1(f)	Assigned Contracts
Schedule 1.1(k)	Real Property
Schedule 1.1(l)	Receivables
Schedule 1.1(m)	Interests in Oil and Gas Properties
Schedule 2.3	Due Authorization; Valid Execution; No Inconsistent Obligations
Schedule 2.4	Required Consents
Schedule 2.5	Title to Assets; Sufficiency
Schedule 2.6	Employees
Schedule 2.7	Franchises, Licenses, Personal Property, Assigned Contracts
Schedule 2.8(b)	Realty Use Rights and Owned Real Property Title Documents
Schedule 2.14	Environmental Matters
Schedule 2.15	Insurance
Schedule 2.16	Intellectual Property
Schedule 3.3	Due Authorization; Valid Execution; No Inconsistent Obligations
Schedule 3.5	Consents
Schedule 5.10	Release of Certain Liens

ANNEX A
Working Capital Calculation
Oil & Gas Rental Services, Inc. Working Capital Calculation1

	Fiscal Year 2004	Fiscal Year 2005
Accounts Receivable, Trade	$7,709,563	$13,182,407
Accounts Receivable, Other	47,096	108,857
Prepaid Expenses	282,733	298,689

Current Assets	8,039,392	13,589,953

Trade Accounts Payable	823,179	1,011,818
Accrued Expenses	1,371,672	1,898,890

Current Liabilities	2,194,851	2,910,708

Working Capital	$5,844,541	$10,679,245

[1]	Source: Oil & Gas Rental Services, Inc. Fiscal Year ended October 31, 2005 Audited Financial Report (Balance Sheet, Exhibit A).

ANNEX B
Persons to Execute Non-Compete Agreements and Employment Agreements
Brad A. Adams
Bruce A. Adams
Burt A. Adams
Byron A. “Red” Adams, Sr.

ANNEX D
Adjusted EBITDA Calculations
Oil & Gas Rental Services, Inc. Adjusted EBITDA Calculation1

	Fiscal Year 2004	Fiscal Year 2005
Net Income[2]	$18,484,395	$28,226,466
Plus: Fixed Asset Depreciation[2]	5,121,059	4,830,722
Plus: G&A Depreciation and Amortization[3]	993,881	928,723
Plus: Depletion of Intangible Drilling Costs[4]	72,260	318,651
Plus: Interest & Dividends (Income)[2]	(371,286)	(613,884)

Adjusted EBITDA	$24,300,309	$33,690,678

[1]	Source: Oil & Gas Rental Services, Inc. Fiscal Year ended October 31, 2005 Audited Financial Report.

[2]	From Statements of Income, Exhibit B.

[3]	From Schedule of General and Administrative Expenses, Schedule 1.

[4]	Depletion amounts included in calculation of the line item entitled Income (Loss) of Oil and Gas Drilling Ventures, Net, in Statements of Income, Exhibit B.

ANNEX E
Non-Competition and Non-Solicitation
     In accordance with Section 9.3 of this Agreement, Seller is restricted from non-competition and non-solicitation within the locations where Rental Tools conducts business and/or where Rental Tools contemplates conducting business within the next two (2) years, as listed below:
1.	Morgan City, Louisiana;

2.	Victoria, Texas;

3.	State of Texas;

4.	State of Mississippi;

5.	State of Alabama;

6.	State of Arkansas;

7.	Offshore in Gulf of Mexico; and

8.	The Parishes of Louisiana listed below:

ACADIA PARISH	SABINE PARISH	PLAQUEMINES PARISH
ALLEN PARISH	ST. BERNARD PARISH	POINTE COUPEE PARISH
ASCENSION PARISH	ST. CHARLES PARISH	WEST FELICIANA PARISH
ASSUMPTION PARISH	ST. HELEN PARISH	EAST FELICIANA PARISH
AYOYELLES PARISH	FRANKLIN PARISH	WINN PARISH
BEAUREGARD PARISH	GRANT PARISH	ST. JAMES PARISH
BIENVILLE PARISH	IBERIA PARISH	ST. JOHN THE BAPTIST PARISH
BOSSIER PARISH	IBERVILLE PARISH	ST. LANDRY PARISH
CADDO PARISH	JACKSON PARISH	ST. MARTIN PARISH
CALCASIEU PARISH	JEFFERSON PARISH	ST. MARY PARISH
CALDWELL PARISH	JEFF DAVIS PARISH	ST. TAMMANY PARISH
CAMERON PARISH	LAFAYETTE PARISH	TANGIPAHOA PARISH
CATAHOULA PARISH	LAFOURCHE PARISH	TENSAS PARISH
CLAIBORNE PARISH	LASALLE PARISH	TERREBONNE PARISH
CONCORDIA PARISH	LINCOLN PARISH	UNION PARISH
DESOTO PARISH	LIVINGSTON PARISH	VERMILION PARISH
EAST BATON ROUGE PARISH	MADISON PARISH	VERNON PARISH
EAST CARROLL PARISH	MOREHOUSE PARISH	WASHINGTON PARISH
EVANGELINE PARISH	NATCHITOCHES PARISH	WEBSTER PARISH
RAPIDES PARISH	ORLEANS PARISH	WEST BATON ROUGE PARISH
RED RIVER PARISH	OUACHITA PARISH	WEST CARROLL PARISH
RICHLAND PARISH

EXHIBIT A
BILL OF SALE AND ASSUMPTION AGREEMENT
     This Bill of Sale and Assumption Agreement (this “Agreement”) is made and entered into as of                     , 20___, by and between Oil & Gas Rental Services, Inc., a Louisiana corporation (“Seller”), and Allis-Chalmers Energy Inc., a Delaware corporation (“Buyer”).
     WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of October ___, 2006 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and transfer to Buyer, and Buyer has agreed to purchase and acquire from Seller, the Transferred Assets (as defined in the Purchase Agreement); and
     WHEREAS, pursuant to the Purchase Agreement, Seller shall transfer to Buyer, and Buyer shall assume, the Assumed Liabilities (as defined in the Purchase Agreement) as contemplated by Section 1.7 of the Purchase Agreement;
     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Purchase Agreement.
     2. Sale and Transfer of Transferred Assets. Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer, effective as of 12:01 a.m. (Central Time) on ______, 20___ (the “Effective Time”), all of Seller’s right, title and interest in and to all of the Transferred Assets.
     3. Assignment and Assumption. Effective as of the Effective Time, Seller hereby assigns, sells, transfers and sets over (collectively, the “Assignment”) to Buyer all of Seller’s right, title, benefit, privileges and interest in and to, and all of Seller’s burdens, obligations and liabilities in connection with, each of the Assumed Liabilities. Buyer hereby accepts the Assignment and assumes and agrees to observe and perform on a timely basis all of the duties, obligations, terms, provisions and covenants, and to pay and discharge on a timely basis all of the liabilities of Seller to be observed, performed, paid or discharged from and after the Closing, in connection with the Assumed Liabilities.
     4. Further Actions. Seller covenants and agrees to take all steps reasonably necessary to establish the record of Buyer’s title to the Transferred Assets. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the transfers, assignments and assumptions contemplated by this Agreement.
     5. Power of Attorney. Without limiting the generality of Section 4 hereof, Seller hereby constitutes and appoints Buyer the true and lawful agent and attorney in fact of Seller, with full power of substitution and resubstitution, in whole or in part, in the name and stead of

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Seller but on behalf and for the benefit of Buyer and its successors and assigns, from time to time, upon prior written notice to Seller:
     (a) to demand, receive and collect any and all of the Transferred Assets and to give receipts and releases for and with respect to the same, or any part thereof;
     (b) to institute and prosecute, in the name of Seller or otherwise, any and all proceedings at law, in equity or otherwise, that Buyer or its successors and assigns may deem proper in order to collect or reduce to possession any of the Transferred Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and
     (c) to do all things legally permissible, required or reasonably deemed by Buyer to be required to recover and collect the Transferred Assets and to use Seller’s name in such manner as Buyer may reasonably deem necessary for the collection and recovery of same,
Seller hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller.
     6. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including but not limited to the parties’ representations, warranties, covenants, agreements and indemnities relating to the Transferred Assets and/or Assumed Liabilities, are incorporated herein by this reference. The parties acknowledge and agree that their respective representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.
     7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.
     8. Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.
(Signature Page Follows)

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     IN WITNESS WHEREOF, the parties have executed this Bill of Sale and Assumption Agreement as of the date first set forth above.

BUYER:

ALLIS-CHALMERS ENERGY INC., a Delaware corporation

By:
Name:
Title:

SELLER:

OIL & GAS RENTAL SERVICES, INC., a Louisiana corporation

By:
Name:
Title:

EXHIBIT B
Noncompetition, Nondisclosure, and Nonsolicitation Agreement
     This Noncompetition, Nondisclosure, and Nonsolicitation Agreement (“Agreement”) is made and entered effective as of _____ ___, 2006, by and between [Insert one of the following: Allis-Chalmers Energy Inc., a Delaware corporation / Allis-Chalmers Rental Tools, Inc., a Texas corporation] (“Company”) and                                         , an individual (“Employee”).
     The Company and Employee desire to enter into an agreement (i) defining the relative rights of the Company and Employee with respect to Trade Secrets and Confidential Information (as defined below) which Employee receives and to which Employee has access as a result of Employee’s employment with the Company, (ii) setting forth Employee’s obligation to refrain from competing with the Company during Employee’s employment with the Company and for a reasonable period of time thereafter as provided herein, and (iii) setting forth Employee’s obligation not to solicit or recruit the Company’s employees for employment elsewhere and not to solicit customers of the Company for a reasonable period of time as provided herein. Employee’s acknowledgments, agreements, promises, and representations in the Agreement inure to the benefit of not only the Company, but also of its subsidiaries, affiliates, successors, and assigns. In consideration of the promises and mutual covenants herein contained, the parties agree as follows:
1.	Trade Secrets/Confidential Information. Employee acknowledges that during the course of Employee’s employment, Employee will be provided, be exposed to, have access to, and gain knowledge of Trade Secrets and Confidential Information of the Company and/or its subsidiaries and affiliates. “Trade Secrets” means all information and compilations of information of any kind, type, or nature (tangible and intangible, written or oral, and including information contained, stored, or transmitted through any electronic medium). Trade Secrets consist of, but are not limited to, computer software, specifications and code, customer lists, confidential customer information, source code, executable code, pricing data, sources of supply, products or services, fees, costs and pricing structures, designs, analysis, drawings, technology, manuals and documentation, databases, accounting and business methods and plans, inventions, devices, new ideas and developments, methods and processes, sales information, marketing information, production procedures, merchandising systems or plans of the Company and/or its subsidiaries or affiliates, the Company’s and/or its subsidiaries’ and affiliates’ customers, and inventions made, developed or conceived by the Company and/or its subsidiaries and affiliates. “Confidential Information” means all information and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored, or transmitted through any electronic medium), whether owned by the Company or licensed from third parties, which, at any time during the employment of Employee, is devised, developed, designed or discovered or otherwise acquired or learned by Employee to the extent it relates to the Company or its subsidiaries, affiliates, partners, business, services, products, processes, properties or assets, customers, good-will, customers, markets, source code, executable code, marketing strategies, product plans, formulae, management, employees, technology and technical data, research, know-how, trade secrets, financial conditions or prospects, including, but not limited to, employee compensation, customers, customer lists, customer fee information, business development plans and strategies, marketing plans and strategies, fees, costs, pricing structures and inventions. Employee acknowledges and agrees that the Trade Secrets and Confidential Information are valuable and unique assets that provide the Company an advantage over competitors, are developed or acquired by the Company and/or its subsidiaries and affiliates at considerable time and expense, and are proprietary to the Company and are intended to be used solely for the benefit of the Company and/or its subsidiaries and affiliates. Employee acknowledges and agrees that, but for the Employee’s agreement to the terms and conditions of this Agreement, the Company and/or its subsidiaries and affiliates would not impart or provide access to such Trade Secrets and Confidential Information.
2.	Nondisclosure. Employee acknowledges and agrees that the Company and/or its subsidiaries and affiliates have put in place certain policies and practices to safeguard such Trade Secrets and Confidential Information, including requiring employees, customers and vendors to execute confidentiality agreements. Employee further acknowledges and agrees that such Trade Secrets and Confidential Information are valuable and unique assets that provide the Company and/or its subsidiaries and affiliates an advantage over competitors who do not know such Trade Secrets and Confidential Information. Employee also acknowledges and agrees that such Trade Secrets and Confidential Information are developed or acquired by the Company at considerable time and expense and are intended to be used solely for the benefit of the Company and/or its subsidiaries and affiliates. Accordingly, Employee agrees that both during the term of Employee’s employment with the Company and during the Non-Compete Period, Employee will (i) hold all information of any kind, nature or description relating to the Company’s and its subsidiaries’ and affiliates’ Trade Secrets and Confidential Information in strict confidence and will not disclose, make available, discuss, transmit, lecture upon, publish or use such Trade Secrets and Confidential Information other than for the Company’s benefit, and (ii) not disclose (directly or indirectly), use, cause, facilitate or allow any third party to use Confidential Information or Trade Secrets in any way, except as authorized by the Company’s Chief Executive Officer, or someone designated by the Company’s Chief Executive Officer, in writing or as required by law. Employee further acknowledges and agrees that the Company’s conduct in providing Employee with Trade Secrets and Confidential Information in exchange for Employee’s nondisclosure agreement gives rise to the Company’s interest in restraining Employee from competing against the Company as set forth in Sections 6 and 8, and that Employee’s agreement to those provisions is designed to enforce Employee’s nondisclosure agreement.

3.	Former Employer and Third Party Information. Employee agrees that Employee will not, at any time during Employee’s employment with the Company, improperly use or disclose any Confidential Information or Trade Secrets of any former or concurrent employer or other person or entity and that Employee will not bring into the Company any unpublished document or confidential information belonging to any such other employer, person or entity unless consented to in writing by such employer, person or entity. Employee agrees that the Company has received and in the future will receive from third parties certain trade secret and confidential information, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes within the course and scope of the Company’s relationship with such third parties and of Employee’s

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employment with the Company. Employee agrees to hold all such third party confidential information in the strictest of confidence, not to disclose it to any person, firm, or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party, and to use the same standard of care in safeguarding such confidential information as Employee is required to use in safeguarding the Company’s Trade Secrets and Confidential Information.
4.	Return of Company Property. Upon termination of employment, Employee agrees to return to the Company (and will not keep in Employee’s possession, recreate, or deliver to any one else) all property and documents of and/or relating to the Company, and its customers and clients, including but not limited to the following: Confidential Information, Trade Secrets, all disks and copies of software applications utilized by the Company or the Company’s clients, customers, or business, hard and soft copies of data, drawings, notes, proposals, specifications, blueprints, sketches, equipment, records, reports, analyses, manuals, correspondence, customer lists, computer programs, intellectual property, and all other materials or property and all copies or reproductions thereof relating in any way to the Company’s business, or in any way obtained or developed by Employee during Employee’s employment with the Company. Employee also agrees not to retain any copies of the foregoing.

5.	Inventions. Employee acknowledges and agrees that all works or authorship and/or inventions of any kind (including, without limitation, processes and methodologies) which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company (collectively “Work”) shall be owned solely by the Company, unless Employee identifies such Works as Independent Inventions (as defined in Exhibit B). As such, Employee agrees to all the terms set forth in Exhibits B & C which relate to Works.

6.	Noncompetition Agreement.
     (a) Employee acknowledges and agrees that Employee’s training, work, and experience with the Company enhances Employee’s value to competitors, and that the nature of the Confidential Information and Trade Secrets to which Employee has access makes it difficult, if not impossible for Employee to work for any person or entity carrying on or engaging in a business similar to that of the Company without disclosing or utilizing the Trade Secrets and Confidential Information to which Employee has access during the course of Employee’s employment. Employee further acknowledges and agrees that the Company’s agreement to impart to and to provide Employee with access to its Trade Secrets and Confidential Information is ancillary to and contingent upon Employee’s agreement that Employee will not, for a period of two (2) years immediately following the Employee’s last day of employment with the Company or two (2) years from the date of any court order enforcing all or part of this Agreement, whichever is later (the “Non-Compete Period”), do any of the following:
     (i) carry on, engage, or have any ownership or equity interest (directly or indirectly) in a business similar to that of the Company or its subsidiaries, affiliates, successors or assigns or that otherwise competes with the Company within the areas

3

identified in Exhibit A, provided that this Section 6(a)(i) shall not apply to the ownership by Employee of less than 5% of a class of publicly traded equity securities;
     (ii) become employed by, derive benefit from or otherwise provide services for compensation or divert the Company’s business to any person or entity carrying on or engaging in a business similar to that of the Company or its subsidiaries, affiliates, successors or assigns or that otherwise competes with the Company within the areas identified in Exhibit A; or
     (iii) contact, solicit, or divert (directly or indirectly) any customer with whom the Company has had a contractual relationship during the two year (2) period prior to Employee’s last day of employment with the Company for the purpose of attempting to enter into a business relationship related to the rental, sale, manufacture, distribution, or servicing of products or services rented, sold, manufactured, distributed, or serviced by the Company or its subsidiaries, affiliates, successors or assigns.
     (b) The Company’s business, both actual and intended, includes, without limitation, providing oil and gas rental equipment for onshore and offshore well drilling, completion, and workover operations, including without limitation, premium drill pipe, heavy weight spiral drill pipe, tubing work strings, blow out preventors, choke manifolds, and various valves and handling tools. Employee acknowledges that this description of the business, both actual and intended, is not intended to be limiting and that the business will continue to grow and evolve and the range of services and the ways of providing services will continue to be enhanced and supplemented.
     (c) Employee understands and agrees that the scope of each of the agreements and promises contained in this Section 6 is reasonable as to time, area, and scope of activity restrained and is necessary to protect the Company’s legitimate business interests. Specifically, Employee has considered the agreements and promises in light of the benefits that Employee will obtain by means of this Agreement and has concluded that the promises and agreements leave Employee with a reasonable number and variety of permitted avenues for engaging in employment in a number of locations and a number of occupations during the period of restriction.
7.	Performance. Employee acknowledges and agrees that Employee’s position with the Company is a position of trust and confidence. Employee shall devote Employee’s full time to the performance of Employee’s responsibilities faithfully, industriously, and to the best of Employee’s abilities, and will not take any action at any time while employed by the Company, which would conflict or jeopardize in any way the Company’s interests or objectives. Employee also understands and acknowledges that the nature of the Company’s business is such that the relationship of the customers to the Company is maintained through close personal contact with the Company and the Company’s employees.
8.	Employee Non-Solicitation. For two (2) years after Employee’s last day of employment with the Company, or for two (2) years from the date of any court order enforcing all or part of

4

this Agreement, whichever is later, Employee will not directly or indirectly (i) induce or attempt to induce any employee of the Company or its subsidiaries or affiliates to terminate that employee’s employment with the Company; (ii) induce or attempt to induce any consultant or independent contractor doing business with or retained by the Company or its subsidiaries or affiliates to terminate their consultancy or contractual relationship with the Company or its subsidiaries or affiliates; (iii) induce or attempt to induce any client, customer, supplier, vendor or any person to cease doing business with the Company or its subsidiaries or affiliates; and/or (iv) either on the Employee’s behalf or on behalf of any person or entity carrying on or engaging in a business similar to that of the Company or its subsidiaries or affiliates within the areas identified in Exhibit A, employ or retain, or attempt to employ or retain, any employee, consultant, or independent contractor of the Company or its subsidiaries or affiliates, either for Employee or for any other person or entity.
9.	Nondisparagement. Employee further agrees that for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, Employee shall not say, publish or do anything that casts the Company or its subsidiaries or affiliates in an unfavorable light, or disparage or injure the Company’s or its subsidiaries’ or affiliates’ goodwill; business reputation or relationship with existing or potential suppliers, vendors, customers, employees, contractors, investors or the financial community in general; or the goodwill or business reputation of the Company’s employees, officers, directors and/or contractors or the employees, officers, directors and/or contractors of any subsidiary or affiliate of the Company.

10.	Notices. Any notice provided for in the Agreement must be in writing and must be either personally delivered, mailed by certified class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (return receipt requested) (charges prepaid) to the recipient at the address below indicated:

If to the Company:

[Insert one of the following: Allis-Chalmers Energy Inc. / Allis-Chalmers Rental Tools, Inc.]
5075 Westheimer, Suite 890
Houston, Texas 77056
Attn: Theodore F. Pound III, General Counsel and Secretary

If to Employee:

With a copy to:

Phelps Dunbar, LLP
365 Canal Street

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Suite 2000
New Orleans, Louisiana 70130
Attn: Mark A. Fullmer, Esq.
or such other address or to the attention of such other persons as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.
11.	General Provisions.
     (a) Not an Employment Agreement. Employee and the Company acknowledge and agree that this Agreement is not intended and should not be construed to grant Employee any right to continued employment with the Company. Therefore, nothing in this Agreement or the execution of this Agreement shall in any way be deemed to establish an employment relationship on a basis other than terminable at will.
     (b) Absence of Conflicting Agreements. Employee hereby warrants and covenants that Employee’s employment by the Company and Employee’s execution, delivery and performance of this Agreement do not and will not result in a breach of the terms, conditions or provisions of any agreement, order, judgment or decree to which Employee is subject.
     (c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable if any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement will have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified.
     (d) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     (e) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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     (f) Subsidiaries, Affiliates, Successors, and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by the Company, its subsidiaries, affiliates, successors and assigns, and may be assigned by them. The rights and obligations of Employee under this Agreement will not be assignable by Employee without the prior written consent of the Company.
     (g) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THE TRADE SECRETS AND CONFIDENTIAL INFORMATION PROTECTED BY THIS AGREEMENT SHALL BE SUBJECT TO PROTECTION AND SEAL TO THE FULL EXTENT CONTEMPLATED BY THE LAWS OF THE STATE OF TEXAS.
     (h) Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
     (i) Reaffirmation. Immediately at the time Employee’s employment with the Company ends, Employee will ratify Sections 11(g) and 11(h) of this Agreement.
     (j) Remedies. Employee acknowledges and agrees that any breach or violation of any term or provision of this Agreement will result in immediate and irreparable harm to the Company and will cause damage to the Company in amounts difficult to ascertain. Accordingly, in the event of a breach or threatened breach by Employee of this Agreement, the Employee agrees that the Company, in addition to and without limitation of any other rights, remedies or damages available to the Company, at law or in equity, shall be entitled, without posting bond or proving actual damages, to a temporary restraining order and to a preliminary and/or permanent injunction in order to prevent or restrain any such breach by the Employee or the Employee’s partners, agents, representatives, employers, employees, and/or any and all persons directly or indirectly acting for or with or for the benefit of Employee. The parties acknowledge that the remedies contained in this Section are reasonably related to the injuries the Company may sustain as a result of the Employee’s breach of Employee’s obligations under the Agreement and are not a penalty. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. The foregoing shall not otherwise limit the Company’s rights and remedies hereunder. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. The validity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (k) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

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     EMPLOYEE acknowledges that Employee has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

8

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

[Insert one of the following: Allis-Chalmers Energy Inc.
/ Allis-Chalmers Rental Tools, Inc.

By:
[Corporate Representative]

Its:

Employee’s Signature:

Printed Name:

9

EXHIBIT A
NON-COMPETITION AND NON-SOLICITATION
     In accordance with Section 6 of this Agreement, Employee is restricted from non-competition and non-solicitation within the locations where the Company conducts business and/or where the Company contemplates conducting business within the next two (2) years, as listed below:
1.	Morgan City, Louisiana;

2.	Victoria, Texas;

3.	State of Texas;

4.	State of Mississippi;

5.	State of Alabama;

6.	State of Arkansas;

7.	Offshore in Gulf of Mexico; and

8.	The Parishes of Louisiana listed below:

ACADIA PARISH
ALLEN PARISH
ASCENSION PARISH
ASSUMPTION PARISH
AYOYELLES PARISH
BEAUREGARD PARISH
BIENVILLE PARISH
BOSSIER PARISH
CADDO PARISH
CALCASIEU PARISH
CALDWELL PARISH
CAMERON PARISH
CATAHOULA PARISH
CLAIBORNE PARISH
CONCORDIA PARISH
DESOTO PARISH
EAST BATON ROUGE PARISH
EAST CARROLL PARISH
EVANGELINE PARISH
RAPIDES PARISH
RED RIVER PARISH
RICHLAND PARISH
SABINE PARISH
ST. BERNARD PARISH
ST. CHARLES PARISH
ST. HELEN PARISH
FRANKLIN PARISH
GRANT PARISH
IBERIA PARISH
IBERVILLE PARISH
JACKSON PARISH
JEFFERSON PARISH
JEFF DAVIS PARISH
LAFAYETTE PARISH
LAFOURCHE PARISH
LASALLE PARISH
LINCOLN PARISH
LIVINGSTON PARISH
MADISON PARISH
MOREHOUSE PARISH
NATCHITOCHES PARISH
ORLEANS PARISH
OUACHITA PARISH
PLAQUEMINES PARISH
POINTE COUPEE PARISH
WEST FELICIANA PARISH

EAST FELICIANA PARISH
WINN PARISH
ST. JAMES PARISH
ST. JOHN THE BAPTIST PARISH
ST. LANDRY PARISH
ST. MARTIN PARISH
ST. MARY PARISH
ST. TAMMANY PARISH
TANGIPAHOA PARISH
TENSAS PARISH
TERREBONNE PARISH
UNION PARISH
VERMILION PARISH
VERNON PARISH
WASHINGTON PARISH
WEBSTER PARISH
WEST BATON ROUGE PARISH
WEST CARROLL PARISH

Exhibit A - 1

EXHIBIT B
INVENTIONS
a.	Inventions Retained and Licensed. To preclude any possible uncertainty over the ownership of any invention, I have attached hereto, as Exhibit C, a complete list of all inventions, original works of authorship, developments, improvements, and trade secrets which (i) were made by me, either alone or jointly with others, prior to commencement of my employment with the Company, independently and not as a part of or relation to the work I have or will perform for the Company; (ii) belong to me only; (iii) relate to or could relate to the Company’s proposed business, products or research and development; and (iv) I do not intend to assign to the Company hereunder (collectively referred to as “Independent Inventions”); or, if no such list is attached, I represent that there are no such Independent Inventions. If disclosure of any such invention on Exhibit C would cause me to violate any prior confidentiality agreement, I understand that I am not to list such inventions in Exhibit C but am to inform the Company that all inventions have not been listed for that reason. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, assignable, royalty-free, irrevocable, perpetual, sublicenseable (through one or multiple tiers), worldwide license to make, have made, modify, reproduce, distribute, create derivative works of, use, offer to sell, and sell such item as part of or in connection with such product, process or machine.

b.	Assignment of Inventions. I agree that I (i) will promptly make full written disclosure to the Company, (ii) will hold in trust for the sole right and benefit of the Company, and (iii) hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time during which I perform work for the Company (collectively referred to as “Company Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period in which I perform work for the Company and which can be protected by copyright are “works made for hire,” as that term is defined in the United States Copyright Act, and shall be the sole and complete property of the Company. To the extent that any such work of authorship may not be deemed a work made for hire, I hereby irrevocably assign all my ownership rights in and to such work in the Company. If any such work cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to make, have made, modify, use, reproduce, distribute, create derivative works of, display, offer to sell, and sell such work in any media now known, or hereafter known. Outside the scope of my employment, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship, or (ii) merge any such work of authorship with other inventions.
Exhibit B - 1

c.	Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Company Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

d.	Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company Inventions made by me (solely or jointly with others) during the period in which I perform work for the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

e.	Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Company Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any ownership rights assigned hereunder to the Company.

f.	Obligation to Keep the Company Informed. During the first year after termination of my employment, I will provide the Company with a complete copy of each patent application and copyright registration application (including any mask work registration application) filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer.

g.	No Reciprocal License. I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel, or otherwise, (i) a license from the Company to me to make, use, license, or transfer in any way a Company Invention; or (ii) a license from the Company to me regarding any of the Company’s existing or future ownership rights.
Exhibit B - 2

EXHIBIT C
LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP
     Pursuant to the Noncompetition, Nondisclosure, and Nonsolicitation Agreement by and between me and the Company, the following is a complete list of all inventions that I desire to remove from the operation of the Agreement.

Identifying Number or
Title	Date	Co-Inventors	Brief Description

_____ No inventions or improvements
___ No Additional Sheets Attached

Signature of Employee:

Printed Name:

Date:

Exhibit C - 1

EXHIBIT C-1
BURT ADAMS EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of                      ___, 2006, by and between Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and Burt A. Adams, an individual (the “Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as its Vice Chairman-Corporate Strategies, and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors or its Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.5 below.
          1.2 “Cause” means (i) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; or (ii) that Executive commits a material breach of any of the terms and provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board or Chief Executive Officer that are not inconsistent with Executive’s rights under this Agreement.
     2. EMPLOYMENT TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment for a term commencing as of                      ___, 2006 (the “Hire Date”) and ending on the third anniversary of such date, and thereafter may automatically be extended for one year periods subject to Board approval unless sooner terminated in accordance with the provisions of Section 2.5 below (the “Employment Term”). Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Vice Chairman-Corporate Strategies and shall report directly to the Chief Executive Officer and/or the Board (the “Service”). At the Company’s request, Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing and is intended to be a director of the Board pursuant to the Company’s Investor

Rights Agreement dated as of the date hereof. If Executive serves any one or more of such additional capacities, Executive’s compensation and benefits shall not be increased beyond that provided in Section 2.4 below. Further, if Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a termination without Cause as defined in Section 2.5.3.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a Company officer nature and commensurate with Executive’s title as may from time to time be assigned by the Chief Executive Officer and the Board. During the term of Executive’s employment under this Agreement, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company. Executive may not serve as an officer or director of, make investments in, or otherwise be employed by, or participate in, any other entity without the prior written consent of the Company; provided that, so long as it does not interfere with Executive’s employment, Executive may (a) with the prior written consent of the Company, serve as a director in a non-competing company, (b) serve as an officer, director or otherwise participate in a purely educational, welfare, social, religious and civic organization, and (c) manage personal and family investments.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the Services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of Three Hundred Fifty Thousand Dollars ($350,000), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Employment Term.
               2.4.2 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:
                    (i) Vacation, Sick Leave and Holidays. Executive shall be entitled to paid vacation of four weeks, sick leave and holidays in accordance with applicable Company policies, as presently in effect and amended from time to time.
                    (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, pension, 401(k), accident, disability, stock options and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                    (iv) Continuation. Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.
               2.4.3 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for incentive compensation in a maximum amount equal to fifty percent (50%) of Base

2

Salary upon achieving the goals and objectives set for Executive by the Board. Such goals shall first be provided to Executive not later than sixty (60) days after the Hire Date and shall be amended each year thereafter in the discretion of the Company. Such bonus shall be paid annually within thirty (30) days after the completion of the Company’s audited financial statements for each year. In the sole discretion of the Board or the Compensation Committee, Executive may be granted additional incentive compensation. No incentive compensation shall be paid for partial years of service under this Agreement.
          2.5 Termination.
               2.5.1 Termination Upon Death or Disability. If Executive dies during the Employment Term, Executive’s employment shall terminate as of the date of Executive’s death. If Executive is Disabled, the Company shall have the right to terminate this Agreement upon thirty (30) days notice in writing to Executive. If Executive’s employment is terminated because of death or Disability, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators (the “Executor’s Estate”) shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) incentive compensation earned but unpaid, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefits earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s death or Disability. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability. For this purpose, “Disabled” or “Disability” shall mean that Executive meets the definition of disability under the Company’s then current long-term disability policy or, if no such policy is in force, that Executive by virtue of a physical or mental disability is unable to perform substantially and continuously the essential functions of his usual duties, even with reasonable accommodation, for a period in excess of one hundred eighty (180) consecutive or non-consecutive days during any consecutive twelve (12) month period.
               2.5.2 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, and (C) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.3 Termination Without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days prior written notice thereof given to Executive in accordance with Section 5.1. If Executive’s employment is involuntarily terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) Executive’s Base Salary as it becomes due for a period equal to the greater of six (6) months or the then remaining Employment Term, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefit or compensation earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.4 Termination By Executive. Beginning one (1) year after the Hire Date, Executive may terminate his employment for any reason upon thirty (30) days prior written notice thereof

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given to the Company in accordance with Section 5.1. If Executive’s employment is terminated hereunder, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, (C) any other benefit earned and accrued prior to the date of termination, and (D) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.5 No Limit on Rights Under Benefit Programs. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall otherwise be eligible at the time of such termination.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION. Executive acknowledges that he will not disclose, use or make available to a third party unless expressly authorized by the Company, any of the Company’s trade secrets or confidential information.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), (iv) delivered by overnight courier to the parties, or (v) delivered by electronic communication (as set forth below) at the following addresses, facsimile numbers, or electronic mail addresses:
          If to Executive, to:
Burt A. Adams

Electronic Mail Address:
          If to the Company, to:
Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Facsimile: (713) 369-0555
Attn: Theodore F. Pound III, General Counsel and Secretary
All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery, (ii) if delivered by

4

facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given five (5) days after the date of deposit in the United States mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.1 if sent with return receipt requested to the electronic mail address specified by the receiving party, in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3 and this Section 5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company, and (ii) Section 2.5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement.
          5.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Section 2.5.1 as to the Executor’s Estate.

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          5.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.
          5.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          5.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
          5.14 Reaffirmation. Immediately at the time Executive’s employment with the Company ends, Executive will ratify Sections 5.12 and 5.13 of this Agreement.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Employment Agreement Follows]

6

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

COMPANY:	ALLIS-CHALMERS ENERGY INC.

Name:

Title:

EXECUTIVE:

Burt A. Adams

7

EXHIBIT C-2
BRUCE ADAMS EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of                                                              , 2006, by and between Allis-Chalmers Rental Tools, Inc., a Texas corporation (the “Company”), and Bruce A. Adams, an individual (the “Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as its Vice President and General Manager Morgan City, and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors or its Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.5 below.
          1.2 “Cause” means (i) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; or (ii) that Executive commits a material breach of any of the terms and provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board or President that are not inconsistent with Executive’s rights under this Agreement.
     2. EMPLOYMENT TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment for a term commencing as of                                                              , 2006 (the “Hire Date”) and ending on the second anniversary of such date, and thereafter may automatically be extended for one year periods subject to Board approval unless sooner terminated in accordance with the provisions of Section 2.5 below (the “Employment Term”). Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Vice President and General Manager Morgan City and shall report directly to the President and/or the Board (the “Service”). At the Company’s request, Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing and is intended to be a director of the Board pursuant to the Company’s Investor Rights

Agreement dated as of the date hereof. If Executive serves any one or more of such additional capacities, Executive’s compensation and benefits shall not be increased beyond that provided in Section 2.4 below. Further, if Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a termination without Cause as defined in Section 2.5.3.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a Company officer nature and commensurate with Executive’s title as may from time to time be assigned by the President and the Board. During the term of Executive’s employment under this Agreement, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company. Executive may not serve as an officer or director of, make investments in, or otherwise be employed by, or participate in, any other entity without the prior written consent of the Company; provided that, so long as it does not interfere with Executive’s employment, Executive may (a) with the prior written consent of the Company, serve as a director in a non-competing company, (b) serve as an officer, director or otherwise participate in a purely educational, welfare, social, religious and civic organization, and (c) manage personal and family investments.
          2.4 Compensation and Benefits.
                  2.4.1 Base Salary. In consideration of the Services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of One Hundred Ninety Thousand Dollars ($190,000), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Employment Term.
                  2.4.2 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:
                         (i) Vacation, Sick Leave and Holidays. Executive shall be entitled to paid vacation of four weeks, sick leave and holidays in accordance with applicable Company policies, as presently in effect and amended from time to time.
                         (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, pension, 401(k), accident, disability, stock options and life insurance benefits.
                         (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                         (iv) Continuation. Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.
                  2.4.3 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for incentive compensation in a maximum amount equal to fifty percent (50%) of Base

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Salary upon achieving the goals and objectives set for Executive by the Board. Such goals shall first be provided to Executive not later than sixty (60) days after the Hire Date and shall be amended each year thereafter in the discretion of the Company. Such bonus shall be paid annually within thirty (30) days after the completion of the Company’s audited financial statements for each year. In the sole discretion of the Board or the Compensation Committee, Executive may be granted additional incentive compensation. No incentive compensation shall be paid for partial years of service under this Agreement.
          2.5 Termination.
                  2.5.1 Termination Upon Death or Disability. If Executive dies during the Employment Term, Executive’s employment shall terminate as of the date of Executive’s death. If Executive is Disabled, the Company shall have the right to terminate this Agreement upon thirty (30) days notice in writing to Executive. If Executive’s employment is terminated because of death or Disability, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators (the “Executor’s Estate”) shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) incentive compensation earned but unpaid, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefits earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s death or Disability. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability. For this purpose, “Disabled” or “Disability” shall mean that Executive meets the definition of disability under the Company’s then current long-term disability policy or, if no such policy is in force, that Executive by virtue of a physical or mental disability is unable to perform substantially and continuously the essential functions of his usual duties, even with reasonable accommodation, for a period in excess of one hundred eighty (180) consecutive or non-consecutive days during any consecutive twelve (12) month period.
                  2.5.2 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, and (C) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
                  2.5.3 Termination Without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days prior written notice thereof given to Executive in accordance with Section 5.1. If Executive’s employment is involuntarily terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) Executive’s Base Salary as it becomes due for a period equal to the greater of six (6) months or the then remaining Employment Term, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefit or compensation earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
                  2.5.4 Termination By Executive. Beginning one (1) year after the Hire Date, Executive may terminate his employment for any reason upon thirty (30) days prior written notice thereof

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given to the Company in accordance with Section 5.1. If Executive’s employment is terminated hereunder, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, (C) any other benefit earned and accrued prior to the date of termination, and (D) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
                  2.5.5 No Limit on Rights Under Benefit Programs. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall otherwise be eligible at the time of such termination.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION. Executive acknowledges that he will not disclose, use or make available to a third party unless expressly authorized by the Company, any of the Company’s trade secrets or confidential information.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), (iv) delivered by overnight courier to the parties, or (v) delivered by electronic communication (as set forth below) at the following addresses, facsimile numbers, or electronic mail addresses:
          If to Executive, to:
Bruce A. Adams

Electronic Mail Address:
          If to the Company, to:
Allis-Chalmers Rental Tools, Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Facsimile: (713) 369-0555
Attn: Theodore F. Pound III, Vice President and Secretary
All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery, (ii) if delivered by

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facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given five (5) days after the date of deposit in the United States mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.1 if sent with return receipt requested to the electronic mail address specified by the receiving party, in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3 and this Section 5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company, and (ii) Section 2.5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement.
          5.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Section 2.5.1 as to the Executor’s Estate.

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          5.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.
          5.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          5.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
          5.14 Reaffirmation. Immediately at the time Executive’s employment with the Company ends, Executive will ratify Sections 5.12 and 5.13 of this Agreement.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Employment Agreement Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

COMPANY:	ALLIS-CHALMERS RENTAL TOOLS, INC.

Name:

Title:

EXECUTIVE:
Bruce A. Adams

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EXHIBIT C-3
BRAD ADAMS EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of                      ___, 2006, by and between Allis-Chalmers Rental Tools, Inc., a Texas corporation (the “Company”), and Brad A. Adams, an individual (the “Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as its Vice President-Customer Relations, and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors or its Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.5 below.
          1.2 “Cause” means (i) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; or (ii) that Executive commits a material breach of any of the terms and provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board or President that are not inconsistent with Executive’s rights under this Agreement.
     2. EMPLOYMENT TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment for a term commencing as of                      ___, 2006 (the “Hire Date”) and ending on the second anniversary of such date, and thereafter may automatically be extended for one year periods subject to Board approval unless sooner terminated in accordance with the provisions of Section 2.5 below (the “Employment Term”). Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Vice President-Customer Relations and shall report directly to the President and/or the Board (the “Service”). At the Company’s request, Executive shall serve the Company’s subsidiaries and affiliates in other offices and capacities in addition to the foregoing and is intended to be a director of the Board pursuant to the Company’s Investor Rights

Agreement dated as of the date hereof. If Executive serves any one or more of such additional capacities, Executive’s compensation and benefits shall not be increased beyond that provided in Section 2.4 below. Further, if Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a termination without Cause as defined in Section 2.5.3.
          2.3 Duties. Executive shall have the authority and perform the duties customarily associated with his title and office, together with such additional duties of a Company officer nature and commensurate with Executive’s title as may from time to time be assigned by the President and the Board. During the term of Executive’s employment under this Agreement, Executive shall devote his full working time and best efforts to the performance of his duties and the furtherance of the interests of the Company. Executive may not serve as an officer or director of, make investments in, or otherwise be employed by, or participate in, any other entity without the prior written consent of the Company; provided that, so long as it does not interfere with Executive’s employment, Executive may (a) with the prior written consent of the Company, serve as a director in a non-competing company, (b) serve as an officer, director or otherwise participate in a purely educational, welfare, social, religious and civic organization, and (c) manage personal and family investments.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the Services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of One Hundred Eighty-Seven Thousand Dollars ($187,000), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Employment Term.
               2.4.2 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:
                    (i) Vacation, Sick Leave and Holidays. Executive shall be entitled to paid vacation of four weeks, sick leave and holidays in accordance with applicable Company policies, as presently in effect and amended from time to time.
                    (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, pension, 401(k), accident, disability, stock options and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                    (iv) Continuation. Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.

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               2.4.3 Incentive Compensation. In addition to the Base Salary, Executive shall be eligible for incentive compensation in a maximum amount equal to fifty percent (50%) of Base Salary upon achieving the goals and objectives set for Executive by the Board. Such goals shall first be provided to Executive not later than sixty (60) days after the Hire Date and shall be amended each year thereafter in the discretion of the Company. Such bonus shall be paid annually within thirty (30) days after the completion of the Company’s audited financial statements for each year. In the sole discretion of the Board or the Compensation Committee, Executive may be granted additional incentive compensation. No incentive compensation shall be paid for partial years of service under this Agreement.
          2.5 Termination.
               2.5.1 Termination Upon Death or Disability. If Executive dies during the Employment Term, Executive’s employment shall terminate as of the date of Executive’s death. If Executive is Disabled, the Company shall have the right to terminate this Agreement upon thirty (30) days notice in writing to Executive. If Executive’s employment is terminated because of death or Disability, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators (the “Executor’s Estate”) shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) incentive compensation earned but unpaid, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefits earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s death or Disability. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability. For this purpose, “Disabled” or “Disability” shall mean that Executive meets the definition of disability under the Company’s then current long-term disability policy or, if no such policy is in force, that Executive by virtue of a physical or mental disability is unable to perform substantially and continuously the essential functions of his usual duties, even with reasonable accommodation, for a period in excess of one hundred eighty (180) consecutive or non-consecutive days during any consecutive twelve (12) month period.
               2.5.2 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, and (C) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.3 Termination Without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days prior written notice thereof given to Executive in accordance with Section 5.1. If Executive’s employment is involuntarily terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) Executive’s Base Salary as it becomes due for a period equal to the greater of six (6) months or the then remaining Employment Term, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefit or compensation earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.

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               2.5.4 Termination By Executive. Beginning one (1) year after the Hire Date, Executive may terminate his employment for any reason upon thirty (30) days prior written notice thereof given to the Company in accordance with Section 5.1. If Executive’s employment is terminated hereunder, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, (C) any other benefit earned and accrued prior to the date of termination, and (D) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.5 No Limit on Rights Under Benefit Programs. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall otherwise be eligible at the time of such termination.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION. Executive acknowledges that he will not disclose, use or make available to a third party unless expressly authorized by the Company, any of the Company’s trade secrets or confidential information.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), (iv) delivered by overnight courier to the parties, or (v) delivered by electronic communication (as set forth below) at the following addresses, facsimile numbers, or electronic mail addresses:

If to Executive, to:

Brad A. Adams

Electronic Mail Address:

If to the Company, to:

Allis-Chalmers Rental Tools, Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Facsimile: (713) 369-0555
Attn: Theodore F. Pound III, Vice President and Secretary

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All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given five (5) days after the date of deposit in the United States mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.1 if sent with return receipt requested to the electronic mail address specified by the receiving party, in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.
          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3 and this Section 5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company, and (ii) Section 2.5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement.
          5.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Section 2.5.1 as to the Executor’s Estate.

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          5.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.
          5.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          5.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
          5.14 Reaffirmation. Immediately at the time Executive’s employment with the Company ends, Executive will ratify Sections 5.12 and 5.13 of this Agreement.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Employment Agreement Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

COMPANY:	ALLIS-CHALMERS RENTAL TOOLS, INC.

Name:

Title:

EXECUTIVE:

Brad A. Adams

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EXHIBIT C-4
CHAIRMAN EMERITUS AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into effective as of                      ___, 2006, by and between Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and Byron A. Adams, Sr., an individual (the “Executive”).
RECITALS
     WHEREAS, the Company desires to employ Executive as its Chairman Emeritus, and the Company and Executive desire to specify the terms and conditions with respect to Executive’s employment; and
     WHEREAS, the Company and Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth below.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the respective covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. DEFINITIONS. In addition to the capitalized terms defined elsewhere herein, the following definitions shall be in effect under this Agreement:
          1.1 “Board” means the Company’s Board of Directors, the Board of Directors of the Company’s parent, Allis-Chalmers Energy Inc. or its Compensation Committee thereof (or any other committee subsequently granted authority by the Board), subject to Section 5.5 below.
          1.2 “Cause” means (i) Executive’s conviction of, or plea of nolo contendere or guilty to (a) a felony or (b) any other crime which involves moral turpitude; or (ii) that Executive commits a material breach of any of the terms and provisions hereof or fails to obey written directions delivered to Executive by the Company’s Board or Chief Executive Officer that are not inconsistent with Executive’s rights under this Agreement.
     2. EMPLOYMENT TERM AND DUTIES.
          2.1 Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment for a term commencing as of                      ___, 2006 (the “Hire Date”) and ending on the second anniversary of such date, and thereafter may automatically be extended for one year periods subject to Board approval unless sooner terminated in accordance with the provisions of Section 2.5 below (the “Employment Term”). Except as otherwise provided herein, this Agreement supersedes and terminates any and all prior agreements, discussions and writings between Executive and any employee or representative of the Company concerning and/or relating to Executive’s employment.
          2.2 Position. Executive shall serve as Chairman Emeritus of the Company (the “Service”).

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          2.3 Duties. Executive shall perform the duties as requested by Chairman or Vice Chairman of the Board and agreed to by Executive. During the term of Executive’s employment under this Agreement, Executive shall further the best interests of the Company.
          2.4 Compensation and Benefits.
               2.4.1 Base Salary. In consideration of the Services rendered to the Company hereunder by Executive, the Company shall pay Executive a base salary per annum of Two Hundred Forty Thousand Dollars ($240,000.00), less applicable statutory deductions and withholdings (the “Base Salary”), payable in accordance with the Company’s regular payroll procedures as presently in effect and amended from time to time. The Company, by action of its Board or the Compensation Committee, may increase Executive’s Base Salary at any time and from time to time during the Employment Term.
               2.4.2 Benefits. In addition to the Base Salary, Executive shall be eligible to receive the following:
                    (i) Vacation and Leave. Executive shall be entitled to such vacation and time off as Executive may require without notice to the Company.
                    (ii) Employee Benefits. Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, shall be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers in accordance with applicable Company policies and the terms of the applicable benefit plans as presently in effect and amended from time to time, such as, without limitation, any medical, dental, pension, 401(k), accident, disability, stock options and life insurance benefits.
                    (iii) Expenses. The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in the performance of Executive’s Services under this Agreement, provided he properly accounts for such expenses in accordance with Company policy as presently in effect and amended from time to time.
                    (iv) Continuation. Executive’s compensation and benefits provided herein shall not be reduced for so long as Executive otherwise remains employed by the Company under the terms of this Agreement.
          2.5 Termination.
               2.5.1 Termination Upon Death or Disability. If Executive dies during the Employment Term, Executive’s employment shall terminate as of the date of Executive’s death. If Executive is Disabled, the Company shall have the right to terminate this Agreement upon thirty (30) days notice in writing to Executive. If Executive’s employment is terminated because of death or Disability, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive or, in the case of the death of Executive, Executive’s estate, heirs, next of kin, distributes, executors or administrators (the “Executor’s Estate”) shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) incentive compensation earned but unpaid, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefits earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s death or Disability. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall be eligible at the time of such death or Disability. For this purpose, “Disabled” or

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“Disability” shall mean that Executive meets the definition of disability under the Company’s then current long-term disability policy or, if no such policy is in force, that Executive by virtue of a physical or mental disability is unable to perform substantially and continuously the essential functions of his usual duties, even with reasonable accommodation, for a period in excess of one hundred eighty (180) consecutive or non-consecutive days during any consecutive twelve (12) month period.
               2.5.2 Termination For Cause. The Company may terminate Executive’s employment for Cause. Such termination shall be communicated by the delivery of a notice of termination to Executive in accordance with Section 5.1 and shall be effective as of the date of delivery of the notice of termination. Executive shall have no right to receive any compensation on and after the effective date of such termination other than (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, and (C) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.3 Termination Without Cause. The Company may terminate Executive’s employment without Cause upon thirty (30) days prior written notice thereof given to Executive in accordance with Section 5.1. If Executive’s employment is involuntarily terminated without Cause, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) Executive’s Base Salary as it becomes due for a period equal to the greater of six (6) months or the then remaining Employment Term, (C) vested benefits under any employee benefit plan applicable to Executive, (D) any other benefit or compensation earned and accrued prior to the date of termination, and (E) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.4 Termination By Executive. Beginning one (1) year after the Hire Date, Executive may terminate his employment for any reason upon thirty (30) days prior written notice thereof given to the Company in accordance with Section 5.1. If Executive’s employment is terminated hereunder, then (i) the Company’s obligations under this Agreement shall immediately cease, and (ii) Executive shall be entitled to receive payment of the aggregate amount of (A) Executive’s Base Salary then earned but unpaid, (B) vested benefits under any employee benefit plan applicable to Executive, (C) any other benefit earned and accrued prior to the date of termination, and (D) reimbursement for approved expenses incurred prior to the date of termination. Such aggregate payment shall be made thirty (30) days after the occurrence of Executive’s termination.
               2.5.5 No Limit on Rights Under Benefit Programs. No provision of this Agreement shall limit any of Executive’s rights under any insurance, pension or other benefit programs of the Company for which Executive shall otherwise be eligible at the time of such termination.
     3. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS. Executive acknowledges that he will not disclose, use or make available to a third party unless expressly authorized by the Company, any of the Company’s trade secrets or confidential information.
     4. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE. Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that

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could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement.
     5. MISCELLANEOUS.
          5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if (i) delivered personally against written receipt, (ii) delivered by facsimile transmission with answer back confirmation, (iii) mailed (postage prepaid by certified or registered mail, return receipt requested), (iv) delivered by overnight courier to the parties, or (v) delivered by electronic communication (as set forth below) at the following addresses, facsimile numbers, or electronic mail addresses:

If to Executive, to:

Electronic Mail Address:

with a copy to:

With a copy to: Phelps Dunbar LLP
365 Canal Street, Suite 2000
New Orleans, Louisiana 70130
Attn: Mark A. Fullmer
Facsimile No.: (504) 568-9130

If to the Company, to:

Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Facsimile: (713) 369-0555
Attn: Theodore F. Pound III, Vice President and Secretary
All such notices, requests and other communications will (i) if delivered personally or by overnight carrier to the address as provided in this Section 5.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 5.1, be deemed given five (5) days after the date of deposit in the United States mail, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 5.1 if sent with return receipt requested to the electronic mail address specified by the receiving party, in a signed writing in a nonelectronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party from time to time may change its address, facsimile number, electronic mail address, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

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          5.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to Executive’s employment.
          5.3 Survival. The respective rights and obligations of the parties set forth in (i) Sections 3 and this Section 5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company, and (ii) Section 2.5 shall survive the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company to the extent of any unfulfilled obligations thereunder.
          5.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          5.5 Amendment; Committee Authority. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto. All determinations and other actions required or permitted hereunder to be made by or on behalf of the Company or the Board may be made by either the Board (excluding Executive therefrom) or the Compensation Committee of the Board (or any other committee subsequently granted authority by the Board); provided that the actions of the Compensation Committee (or any other committee subsequently granted authority by the Board) shall be subject to the authority then vested in such committee by the Board; and provided further that a decision or action by the Compensation Committee (or any other committee subsequently granted authority by the Board) hereunder shall be subject to review or modification by the Board if the Board so chooses.
          5.6 Tax and Legal Advice. Executive has had an opportunity to consult with his legal counsel and tax and other advisors regarding the preparation of this Agreement.
          5.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except as provided in Section 2.5.1 as to the Executor’s Estate.
          5.8 No Assignment; Binding Effect. This Agreement shall inure to the benefit of any successors or assigns of the Company. Executive shall not be entitled to assign his obligations under this Agreement.
          5.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          5.10 Severability. The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and

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enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.
          5.11 General Creditor Status. All cash payments to which Executive may become entitled hereunder will be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangement or other segregated account will be established as a funding vehicle for such payment. Accordingly, Executive’s right (or the right of the personal representatives or beneficiaries of Executive’s estate) to receive such cash payments hereunder will at all times be that of a general creditor of the Company and will have no priority over the claims of other general creditors.
          5.12 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
          5.13 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM (OR RELATING TO) THIS AGREEMENT, THE COMPANY AND EXECUTIVE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (AND ANY TEXAS STATE COURT WITHIN HARRIS COUNTY, TEXAS).
          5.14 Reaffirmation. Immediately at the time Employee’s employment with the Company ends, Employee will ratify Sections 5.12 and 5.13 of this Agreement.
          5.15 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page to Employment Agreement Follows]

6

     IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed on the date first written above.

COMPANY:	ALLIS-CHALMERS ENERGY INC.

Name:

Title:

EXECUTIVE:

Byron A. Adams, Sr.

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EXHIBIT D
INVESTOR RIGHTS AGREEMENT
     This Investor Rights Agreement dated as of                     , 2006 (this “Agreement”) is entered into by and among Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and Oil & Gas Rental Services, Inc., a Louisiana corporation (the “Investor”).
     WHEREAS, the Company and the Investor have entered into an Asset Purchase Agreement dated as of October 25, 2006 (the “Asset Purchase Agreement”) pursuant to which the Investor shall receive a number of shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), as set forth therein;
     WHEREAS, in order to induce the Investor to enter into the Asset Purchase Agreement, the Company has agreed to grant certain registration rights to the Investor with respect to such shares and certain Board designation rights, in each case, subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     Section 1. Definitions. As used herein, the following terms have the indicated meanings, unless the context otherwise requires:
     “Agreement” has the meaning given to such term in the preamble hereto.
     “Asset Purchase Agreement” has the meaning given to such term in the recitals hereto.
     “Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities means a Holder’s having such ownership, control or power to direct the voting with respect to, or which otherwise enables a Holder to legally act with respect to, such securities as contemplated hereby, including without limitation pursuant to any agreement, arrangement or understanding, regardless of whether in writing. Securities “Beneficially Owned” shall include securities Beneficially Owned by all other persons with whom a Holder would constitute a “group” as within the meaning of Section 13(d) of the Exchange Act.
     “Blackout Period” means, with respect to a Registration Statement, a period in each case commencing on the day immediately after the Company notifies the Holders that they are required, pursuant to Section 4(c)(vi), to suspend offers and sales of Registrable Securities during which the Company, in the good faith judgment of the Board, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, disclosure of information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of (and/or the registration of the offer and sale of) the Registrable Securities covered or to be covered by such Registration Statement would be seriously detrimental to the Company and its stockholders and ending on the earlier of (a) the date upon which the material non-public information commencing the Blackout Period is disclosed to the public or ceases to be material and (b) such time as the Company notifies the selling Holders that the Company will no longer delay such filing of such Registration Statement, recommence taking steps to make such Registration Statement effective, or allow sales pursuant to such Registration Statement to resume; provided that no Blackout Period may last for more than 60 consecutive days; provided, further, that during any period of 365 consecutive days, Blackout Periods may not, in the aggregate, last for more than the greater of (a) zero days and (b) the result of 90 days minus the number of days that Holders are required pursuant to Section 4(d) to discontinue and suspend disposition of Registrable Securities because of the happening of any event described in Section 4(c)(vi).
     “Board” means the board of directors of the Company.
     “Business Day” means any day of the year, other than a Saturday, Sunday, or other day on which the SEC is required or authorized to close.
     “Closing Date” has the meaning given to such term in the Asset Purchase Agreement.
     “Common Stock” has the meaning given to such term in the recitals hereto.
     “Company” has the meaning given to such term in the preamble hereto.
     “Designation Rights Termination Date” has the meaning given to such term in Section 2(b) hereto.
     “Effectiveness Period” has the meaning given to such term in Section 4(c)(i).
     “Equity Securities Offering” means any underwritten registered offering of Relevant Securities, and any offering or placement of any Relevant Securities pursuant to Rule 144A under the Securities Act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
     “Family Member” means (a) with respect to any individual, such individual’s spouse, any descendants (whether natural or adopted), any trust all of the beneficial interests of which are owned by any of such individuals or by any of such individuals together with any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, the estate of any such individual, and any corporation, association, partnership, limited liability company or other entity all of the equity interests of which are owned by those above described individuals, trusts or organizations and (b) with respect to any trust, the owners of the beneficial interests of such trust.
     “Form S-1” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form thereto under the Securities Act subsequently adopted by the SEC.

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     “Form S-3” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form thereto under the Securities Act subsequently adopted by the SEC.
     “Form S-4” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form thereto under the Securities Act subsequently adopted by the SEC.
     “Form S-8” means such form under the Securities Act as in effect on the date of this Agreement or any successor registration form thereto under the Securities Act subsequently adopted by the SEC.
     “Holder” means the Investor or any of such Investor’s successors and Permitted Assignees who acquire rights in accordance with this Agreement with respect to the Registrable Securities directly or indirectly from the Investor or another Holder (including from any Permitted Assignee) and “Holders” means all of the foregoing individuals or entities.
     “Inspector” means any attorney, accountant or other agent retained by a Holder for the purposes provided in Section 4(c)(x).
     “Investor” has the meaning given to such term in the preamble hereto.
     “Investor Director” means any member of the Board that was nominated for election to the Board by the Holders pursuant to and in accordance with Section 2(a).
     “Market Standoff Period” means, with respect to each Equity Securities Offering, the period beginning on the date of first sale of securities pursuant to such Equity Securities Offering and ending on the date that shall be requested by the Company or the underwriters or initial purchasers retained by the Company to facilitate such Equity Securities Offering; provided, however, that each such period shall not be more than 90 days; provided further that (i) such period shall be no longer than the shortest period imposed by the Company or the underwriters upon any other person or entity and (ii) if any other person or entity receives a waiver with respect to any such matters, the Holders shall be given a waiver with respect to their Shares as well.
     “NASD” means the National Association of Securities Dealers.
     “Permitted Assignee” means (a) with respect to a partnership or limited partnership, its partners or former partners in accordance with their partnership interests, (b) with respect to a corporation, its stockholders or former stockholders in accordance with their interest in the corporation, (c) with respect to a limited liability company, its members or former members in accordance with their interest in the limited liability company, (d) with respect to an individual, any Family Member or (e) an entity that is controlled by, controls, or is under common control with a transferor.
     “Piggyback Registration” has the meaning given to such term in Section 4(b)(i).
     “Piggyback Registration Statement” has the meaning given to such term in Section 4(b)(i).

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     “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.
     “Registrable Securities” means the Shares, excluding any such Shares (a) that have been publicly sold or may be sold immediately without registration or the requirement to make filings with the SEC under the Securities Act either pursuant to Rule 144 of the Securities Act or otherwise, (b) sold by a person in a transaction pursuant to a registration statement filed under the Securities Act or (c) that are at the time subject to an effective registration statement under the Securities Act (other than the Registration Statements contemplated hereby).
     “Registration Expenses” has the meaning given to such term in Section 4(e).
     “Registration Statement” means either of the Piggyback Registration Statements or the Shelf Registration Statement; and “Registration Statements” means, collectively, the Piggyback Registration Statements and the Shelf Registration Statement.
     “Relevant Security” means the Shares, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Shares or other such equity security.
     “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
     “SEC Effective Date” means, with respect to a Registration Statement, the date as of which such Registration Statement is originally declared effective by the SEC.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute promulgated in replacement thereof, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
     “Selling Expenses” has the meaning given to such term in Section 4(e).
     “Shares” means the shares of Common Stock issued to the Investor pursuant to the Asset Purchase Agreement and (a) any and all shares of capital stock or other equity securities of the Company which are added to or exchanged or substituted for such shares of Common Stock by reason of the declaration of any stock dividend or stock split, the issuance of any distribution or the reclassification, readjustment, recapitalization or other such modification of the capital structure of the Company; and (b) any and all shares of capital stock or other equity securities of any other corporation (now or hereafter organized under the laws of any state or other governmental authority) with which the Company is merged, which results from any consolidation or reorganization to which the Company is a party, or to which is sold all or substantially all of the shares or assets of the Company, for which such shares of Common Stock are exchanged or substituted in connection with such merger, consolidation, reorganization or sale, if immediately after such merger, consolidation, reorganization or sale, the Company or the stockholders of the Company own equity securities having in the aggregate more than 50% of the total voting power of such other corporation.
     “Shelf Registration Statement” has the meaning given to such term in Section 4(a).

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     “Transfer” has the meaning given to such term in Section 3(a).
     Section 2. Board Designation Rights.
     (a) Designation. Until the Designation Rights Termination Date, the Holders of a majority of the Shares shall have the right to designate one nominee for election to the Board.
     (b) Termination of Designation Rights. The Holders of a majority of the Shares shall not be entitled to designate any nominees for election to the Board pursuant to this Agreement from and after the date (the “Designation Rights Termination Date”) that is the first date on which the Shares Beneficially Owned by the Holders collectively represent less than thirty-one and one-quarter percent (31.25%) of the Shares initially acquired by the Investor pursuant to the Asset Purchase Agreement.
     (c) Company Support. At all times prior to the Designation Rights Termination Date, the Company shall support the nominations of the persons designated by the Holders of a majority of the Shares pursuant to Section 2(a), and the Company shall use its best efforts to cause the Board (and the Company’s nominating committee, if any) to recommend the inclusion of such persons in the slate of nominees recommended to stockholders for election as directors at each annual meeting of stockholders of the Company.
     (d) Vacancies. If at any time prior to the Designation Rights Termination Date, a vacancy is created on the Board by reason of the incapacity, death, removal or resignation of any Investor Director, then the Company shall use its best efforts to cause the Board to appoint an individual designated by the Holders of a majority of the Shares to fill such vacancy until the next meeting of the Company’s stockholders at which directors are elected.
     Section 3. Market Standoff. Notwithstanding anything to the contrary set forth in this Agreement, with respect to each Equity Securities Offering conducted after the Closing Date, the following provisions of this Section 3 shall apply, if and only if (x) the underwriters or initial purchasers retained by the Company to facilitate such offering request, in connection with such offering, that the officers or directors or significant stockholders of the Company refrain from selling any Relevant Security during any period, and (y) either (1) any nominee designated by the Holders pursuant to Section 2(a) is a member of the Board, or (2) the Holders Beneficially Own shares of Common Stock representing at least 10% of the fully diluted equity interests in the Company (calculated giving effect to the exercise of all outstanding options, warrants and other rights to purchase to acquire any Common Stock of the Company):
     (a) Without the prior written consent of the Company, during the Market Standoff Period applicable to such Equity Securities Offering, each Holder will not (i), directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security, or (ii) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (in each case within the meaning of Section 16 of the Exchange Act) with respect to any Relevant Security, or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security (each of the transactions described in the immediately preceding clauses (i) and (ii), being referred to as a “Transfer”), regardless of

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whether such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration; provided, however, that a Transfer to a Permitted Assignee will not be subject to this Section 3 as long as (x) such Transfer is effected in accordance with applicable securities laws; (y) such transferee agrees in writing to become subject to the terms of this Agreement as a Holder; and (z) the Company is given written notice by such Holder of such Transfer, stating the name and address of the transferee and identifying the Shares being Transferred.
     (b) Furthermore, each Holder hereby authorizes the Company during the Market Standoff Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, any Relevant Securities for which such Holder is the record holder and, in the case of Relevant Securities for which such Holder is the Beneficial Owner but not the record holder, agrees during the Market Standoff Period to cause the record holder thereof to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.
     (c) Subject to the provisions of Section 4(b), without the prior written consent of the Company, during the Market Standoff Period such Holder (x) will not participate in the filing with the SEC of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security and (y) will not exercise any rights the undersigned may have to require registration with the SEC of any proposed offering or sale of a Relevant Security (including without limitation pursuant to this Agreement).
     Section 4. Registration Rights.
     (a) Shelf Registration Statement. The Company shall (i) file with the SEC a shelf registration statement on Form S-1 (or, if the Company is eligible to use such form, Form S-3) relating to the registration of the offer and resale by the Holders of all of the Registrable Securities (the “Shelf Registration Statement”) and (ii) use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC no later than the date that is one (1) year after the Closing Date; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 4(a), or keep such registration or the Shelf Registration Statement effective pursuant to Section 4(c)(i), during any Blackout Period.
     (b) Piggyback Registration Rights.
     (i) Piggyback Registration. If after the date that is one (1) year after the Closing Date, the Company shall determine to register the offer and sale for cash of any of its Common Stock for its own account, other than (i) a registration relating solely to employee benefit plans or securities issued or issuable to employees, consultants (to the extent the securities owned or to be owned by such consultants could be registered on Form S-8) or any of their Family Members (including a registration on Form S-8), (ii) a registration on Form S-4 in connection with a merger, acquisition, divestiture, reorganization, exchange offer or similar event, or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt

6

securities that are also being registered, then (subject to Section 4(b)(iii)) the Company shall promptly give to the Holders written notice thereof, and in no event shall such notice be given less than 20 calendar days prior to the filing of a registration statement (each a “Piggyback Registration Statement” and collectively the “Piggyback Registration Statements”) with respect to such registration (each a “Piggyback Registration”), and shall, subject to Section 4(b)(ii) and Section 4(b)(iii), include in such Piggyback Registration, all of the Registrable Securities specified in a written request or requests, made within 10 calendar days after receipt of such written notice from the Company, by any Holder or Holders. However, the Company may, without the consent of the Holders, withdraw such Piggyback Registration Statement prior to its becoming effective if the Company has elected to abandon the proposal to register the securities proposed to be registered thereby.
     (ii) Underwriting. If a Piggyback Registration is for a registered public offering involving an underwriting, the Company shall so advise the Holders in writing or as a part of the written notice given pursuant to Section 4(b)(i). In such event the right of any Holder to registration pursuant to Section 4(b)(i) shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 4(b)(ii), if the underwriter or the Company determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Company shall so advise all Holders (except those Holders who failed to timely elect to distribute their Registrable Securities through such underwriting or have indicated to the Company their decision not to do so), and the number of shares that may be included in the registration and underwriting shall be allocated:
     (A) first to the Company; and
     (B) then, subject to written obligations and commitments existing as of October 25, 2006, to all selling stockholders, including the Holders, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included.
No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter. The Registrable Securities and/or other securities so withdrawn from such underwriting shall also be withdrawn from such registration; provided, however, that, if by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities pursuant to the terms and

7

limitations set forth herein in the same proportion used above in determining the underwriter limitation.
     (iii) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to effect, or take any action to effect, any registration pursuant to Section 4(b) after the Company has initiated two (2) such registrations (counting for this purpose only registrations which have been declared or ordered effective and pursuant to which securities have been sold).
     (c) Registration Procedures. In the case of each registration, qualification, or compliance effected by the Company pursuant to Section 4(a) and Section 4(b), the Company will keep each Holder including securities therein reasonably advised in writing (which may include e-mail) as to the initiation of each registration, qualification, and compliance and as to the completion thereof. In addition, the Company hereby agrees as follows with respect to each Registration Statement:
     (i) The Company will use its commercially reasonable efforts to cause such Registration Statement to become and remain effective at least for a period ending with the first to occur of (A) the sale by the Holders of all Registrable Securities covered by such Registration Statement, (B) the availability under Rule 144 for the Holders to immediately, freely resell without restriction under United States federal securities laws all Registrable Securities covered by such Registration Statement, or (C) the date that is two years after the SEC Effective Date of such Registration Statement (provided, however, that if the Company files a Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3, it may file a post-effective amendment to such Form S-1 on Form S-3 prior to the end of such period and use its commercially reasonable efforts to cause such Registration Statement as amended to become effective until the end of such period) (in any such case, the “Effectiveness Period”). At any time after the end of the Effectiveness Period with respect to the Shelf Registration Statement, if (a) the Holders Beneficially Own Registrable Securities representing more than 10% of the fully diluted equity interests in the Company (calculated giving effect to the exercise of all outstanding options, warrants and other rights to purchase to acquire any Common Stock of the Company) or (b) any nominee designated by the Holders pursuant to Section 2(a) is a member of the Board, then (x) as promptly as reasonably practicable after the written request of Holders of a majority of the Registrable Securities, the Company shall file with the SEC another shelf registration statement on Form S-1 (or, if the Company is eligible to use such form, Form S-3) relating to the registration of the offer and resale by the Holders of all of the Registrable Securities, (y) the provisions of this Agreement (including without limitation the provisions of Section 4(a) and Section 4(c)) shall apply to such registration statement and (z) such registration statement shall be deemed to be the Shelf Registration Statement (as defined in Section 4(a)) for purposes of this Agreement.
     (ii) If any Registration Statement becomes subject to review by the SEC, the Company will promptly respond to all comments and diligently pursue resolution of any comments to the satisfaction of the SEC.

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     (iii) The Company will prepare and file with the SEC such amendments and supplements to each Registration Statement and any prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement effective during the applicable Effectiveness Period, and will comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended method(s) of disposition by the sellers thereof set forth in such Registration Statement.
     (iv) The Company will furnish, without charge, to each Holder (A) a reasonable number of copies of each Registration Statement (including any exhibits thereto other than exhibits incorporated by reference), each amendment and supplement thereto as such Holder may request, (B) such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any other prospectus filed under Rule 424 under the Securities Act) as each Holder may request, in conformity with the requirements of the Securities Act, and (C) such other documents as each Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder, but only during the applicable Effectiveness Period.
     (v) The Company will use its commercially reasonable efforts to register or qualify the Registrable Securities under such other applicable securities or blue sky laws of such jurisdictions as the Holders of a majority of the Registrable Securities reasonably requests as may be necessary for the marketability of the Registrable Securities (such request to be made by the time the relevant Registration Statement is deemed effective by the SEC) and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holders; provided, however, that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (v), (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction.
     (vi) As promptly as practicable after becoming aware of such event, the Company will notify each Holder of Registrable Securities being offered or sold pursuant to each Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which comes to the Company’s attention if as a result of such event the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company shall promptly prepare and furnish to such Holder a supplement or amendment to such prospectus (or prepare and file appropriate reports under the Exchange Act) so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, unless suspension of the use of such prospectus otherwise is authorized herein or in the event of a Blackout Period, in which case no supplement or amendment need be furnished (or Exchange Act filing made) until the termination of such suspension or Blackout Period.

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     (vii) The Company will comply, and continue to comply during the period that each Registration Statement is effective under the Securities Act, in all material respects with the Securities Act and the Exchange Act and with all applicable rules and regulations of the SEC with respect to the disposition of all securities covered by such Registration Statement.
     (viii) As promptly as practicable after becoming aware of such event, the Company will notify each Holder of Registrable Securities being offered or sold pursuant to each Registration Statement of the issuance by the SEC of any stop order or other suspension of effectiveness of such Registration Statement.
     (ix) The Company will permit the Holders of Registrable Securities being offered or sold pursuant to each Registration Statement and their legal counsel, at such Holders’ sole cost and expense to review and have a reasonable opportunity to comment on such Registration Statement and all amendments and supplements thereto at least two Business Days prior to their filing with the SEC.
     (x) The Company will make available for inspection by the Holders and any Inspector retained by the Holders, at the Holders’ sole expense, all records as shall be reasonably necessary to enable the Holders to exercise their due diligence responsibility, and cause the Company’s officers, directors, and employees to supply all information which the Holders or any Inspector may reasonably request for purposes of such due diligence; provided, however, that the Holders shall hold in confidence and shall not make any disclosure of any record or other information which the Company determines in good faith to be confidential, and of which determination the Holders are so notified at the time the Holders receive such information, unless (w) the Holders have, or obtained, knowledge of such information without violation of or protection under any agreements with the Company or, to its knowledge any third party, (x) the disclosure of such record is reasonably necessary to avoid or correct a misstatement or omission in each Registration Statement and a reasonable time prior to such disclosure the Holders shall have informed the Company of the need to so correct such misstatement or omission and the Company shall have failed to correct such misstatement of omission, (y) the release of such record is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction or (z) the information in such record has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Company shall not be required to disclose any confidential information in such records to any Inspector until and unless such Inspector shall have entered into a confidentiality agreement with the Company with respect thereto, containing terms substantially similar to those set forth in this Section 4(c)(x), which agreement shall permit such Inspector to disclose records to the Holders. Each Holder agrees that it shall, upon learning that disclosure of such records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the records deemed confidential. The Company shall hold in confidence and shall not make any disclosure of information concerning the Holders provided to the Company pursuant to this Agreement unless (A) disclosure of such information is reasonably necessary to comply with federal or state securities laws, (B) disclosure of such

10

information to the SEC’s Staff of the Division of Corporation Finance is reasonably necessary to respond to comments raised by such staff in its review of such Registration Statement, (C) disclosure of such information is reasonably necessary to avoid or correct a misstatement or omission in such Registration Statement, (D) release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or (E) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning the Holders is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Holders and allow the Holders, at the Holders’ expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.
     (xi) The Company will use its commercially reasonable efforts to cause all the Registrable Securities covered by each Registration Statement to be listed or quoted on the principal securities market on which securities of the same class or series issued by the Company are then listed or traded.
     (xii) The Company will provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities at all times.
     (xiii) The Company will cooperate with the Holders of Registrable Securities being offered pursuant to each Registration Statement to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to such Registration Statement and enable such certificates to be in such denominations or amounts as the Investor may reasonably request.
     (xiv) The Company will take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to each Registration Statement, including without limitation making its chief executive officer, president, chief financial officer and other appropriate officers and personnel available to participate in marketing efforts with respect to any registered underwritten public offering.
     (d) Suspension of Offers and Sales. Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(c)(vi) or of the commencement of a Blackout Period, such Holder shall discontinue and suspend disposition of Registrable Securities pursuant to any Registration Statement until the Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(c)(vi) or notice of the end of the Blackout Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     (e) Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees,

11

messenger and delivery expenses, printing expenses, internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), all fees and expenses associated with filings required to be made with the NASD, as may be required by the rules and regulations of the NASD, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, the fees and expenses incurred in connection with the listing of the securities to be registered on all securities exchanges on which similar securities issued by the Company are then quoted or listed, fees and disbursements of counsel for the Company and its independent certified public accountants, and the fees and expenses of any other persons retained by the Company, in connection with the registration hereunder (collectively, the “Registration Expenses”) will be borne by the Company, but not including any roadshow expenses, fees and expenses of counsel for the Holders and any underwriting, broker or dealer discounts or commissions attributable to the sale of Registrable Securities (which are hereinafter referred to as “Selling Expenses”). All Selling Expenses shall be borne solely by the Holders.
     (f) Information by the Holder. The Holder or Holders of Registrable Securities included in any Registration Statement shall furnish to the Company such information required under Regulation S-K under the Securities Act regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may request in writing. No Holder of Registrable Securities will be entitled to have such Registrable Securities included in a Registration Statement if such Holder does not furnish such information requested by the Company.
     (g) Indemnification.
     (i) In the event of the offer and sale of Registrable Securities under the Securities Act, the Company shall, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its directors, officers, partners, each other person who participates as an underwriter in the offering or sale of such securities, and each other person, if any, who controls or is under common control with such Holder or any such underwriter within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, and expenses to which such Holder or any such director, officer, partner or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in (A) any Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or (B) in any materials or information provided to investors by, or with the written approval of, the Company in connection with the marketing of the offering of the Shares (“Marketing Materials”), including any road show or investor presentations made to investors by the Company (whether in person or electronically), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and the Company shall reimburse the Holder, and each such director, officer, partner, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection

12

with investigating, defending or settling any such loss, claim, damage, liability, action or proceeding; provided that the foregoing shall not apply, and the Company shall not be liable, in any such case (A) to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such Holder specifically stating that it is for use in the preparation thereof, or (B) to the extent that such Holder failed to comply with the terms of the plan of distribution mechanics described in the applicable prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Holders, or any such director, officer, partner, underwriter or controlling person and shall survive the transfer of such shares by the Holders.
     (ii) As a condition to including any Registrable Securities to be offered by a Holder in any Registration Statement, such Holder agrees to be bound by the terms of this Section 4(g) and to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers, and each other person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such Registration Statement and any controlling person within the meaning of the Securities Act of any such underwriter or other Holder, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or controlling person may become subject under the Securities Act or otherwise, (A) insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement in or omission or alleged omission from such Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such Holder specifically stating that it is for use in the preparation thereof, or (B) to the extent that such Holder failed to comply with the terms of the plan of distribution mechanics described in the applicable prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company, or any such director, officer, partner, underwriter or controlling person and shall survive the transfer of such shares by the Holder, and such Holder shall reimburse the Company, and each such director, officer, legal counsel and accountants, underwriter, other stockholder, and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating, defending, or settling and such loss, claim, damage, liability, action, or proceeding; provided, however, that such indemnity agreement found in this Section 4(g)(ii) shall in no event exceed the gross proceeds from the offering received by the Investor.
     (iii) Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in Section 4(g)(i) or Section 4(g)(ii) (including any governmental action), such indemnified party

13

shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under Section 4(g)(i) or Section 4(g)(ii), except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in the reasonable judgment of counsel to such indemnified party a conflict of interest between such indemnified and indemnifying parties may exist or the indemnified party may have defenses not available to the indemnifying party in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties arises in respect of such claim after the assumption of the defenses thereof or the indemnifying party fails to defend such claim in a diligent manner, other than reasonable costs of investigation. Neither an indemnified nor an indemnifying party shall be liable for any settlement of any action or proceeding effected without its consent. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. Notwithstanding anything to the contrary set forth herein, and without limiting any of the rights set forth above, in any event any party shall have the right to retain, at its own expense, counsel with respect to the defense of a claim.
     (iv) In the event that an indemnifying party does or is not permitted to assume the defense of an action pursuant to Section 4(g)(iii) or in the case of the expense reimbursement obligation set forth in Section 4(g)(i) and Section 4(g)(ii), the indemnification required by Section 4(g)(i) and Section 4(g)(ii) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills received or expenses, losses, damages, or liabilities are incurred.
     (v) If the indemnification provided for in this Section 4(g) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall (A) contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense as is appropriate to reflect the proportionate relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (B) if the allocation provided by clause (A) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, not only the proportionate relative fault of the indemnifying party and the indemnified party, but also

14

the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.
     (vi) Indemnification similar to that specified in the preceding subsections of this Section 4(g) (with appropriate modifications) shall be given by the Company and each Holder of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.
     Section 5. Miscellaneous.
     (a) Assignment of Rights; Successors and Permitted Assignees. No Holder may assign its rights under this Agreement to any party without the prior written consent of the Company; provided, however, that a Holder may assign its rights under this Agreement without such restrictions to a Permitted Assignee as long as (i) such transfer or assignment is effected in accordance with applicable securities laws; (ii) such transferee or assignee agrees in writing to become subject to the terms of this Agreement as a Holder; and (iii) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Shares with respect to which such rights are being transferred or assigned. Except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, Permitted Assignees, heirs, legatees, executors and administrators of the parties hereto.
     (b) Notices. All notices or other communications which are required or permitted under this Agreement shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to the Company:	Allis Chalmers Energy Inc. 5075 Westheimer, Suite 890 Houston, Texas 77056 Attention: Theodore F. Pound, General Counsel Facsimile: (713) 369-0555

with a copy (which shall not constitute notice) to:	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 Attention: Robert V. Jewell Facsimile: (713) 238-7135

15

If to the Investor:	Oil & Gas Rental Services, Inc.
948 DeGravelle Road
Amelia, Louisiana 70340
Attn: Burt A. Adams, President and Chief
Executive Officer
Facsimile: (985) 631-3427

and

Oil & Gas Rental Services, Inc.
Whitney Bank Building
228 St. Charles Avenue
Suite 814
New Orleans, Louisiana 70130
Attn: Brad A. Adams, Vice President and General
Counsel
Facsimile: (504) 522-0748

with a copy (which shall not constitute notice) to:	Phelps Dunbar LLP 365 Canal Street, Suite 2000 New Orleans, Louisiana 70130 Attn: Mark A. Fullmer Facsimile: (504) 568-9130
or at such other address as any party shall have furnished to the other party in writing.
     (c) Specific Performance. Each party to this Agreement agrees that any breach by it of any provision of this Agreement would irreparably injure the other party and that money damages would be an inadequate remedy therefor. Accordingly, each party agrees that the other party shall be entitled to one or more injunctions enjoining any such breach and requiring specific performance of this Agreement and consents to the entry thereof, in addition to any other remedy to which such other party is entitled at law or in equity.
     (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
     (e) Amendments. The provisions of this Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived, with and only with an agreement or consent in writing signed by the Company and by the Holders of a majority of the Registrable Securities outstanding as of the date of such amendment or waiver. The Investor acknowledges that by the operation of this Section 5(e), the Holders of a majority of the outstanding Registrable Securities may have the right and power to diminish or eliminate all rights of the Holders under this Agreement.
     (f) Headings and Cross References. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect

16

the meaning or construction of any provision of this Agreement. Unless the context requires otherwise, all cross references in this Agreement refer to sections and subsections of this Agreement.
     (g) Severability. In the case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     (h) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement.
     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
(SIGNATURE PAGES FOLLOW)

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE COMPANY:

ALLIS-CHALMERS ENERGY INC.

By:

Name:

Title:

INVESTOR:

OIL & GAS RENTAL SERVICES, INC.

By:

Burt A. Adams, President and Chief
Executive Officer

EXHIBIT E
Matters to be Addressed in Opinion of Phelps Dunbar LLP
     1. Seller is validly existing as a corporation and in good standing under the laws of the State of Louisiana.
     2. Seller has the corporate power and corporate authority under the laws of the State of Louisiana to execute and deliver, and incur and perform all of its obligations under, each of the Transaction Documents to which it is a party.
     3. Each of the Asset Purchase Agreement, the Bill of Sale and Assumption Agreement, the Special Warranty Deed, the Act of Sale and the Investor Rights Agreement to which Seller is a party (collectively, the “Transaction Documents”) has been duly authorized, executed and delivered by Seller under, to the extent applicable, the laws of the States of Texas and Louisiana. All approvals by the shareholders of Seller necessary for consummation of the transactions contemplated by the Asset Purchase Agreement have been obtained. Each of the Non-Compete Agreements and Employment Agreements has been duly authorized, executed and delivered by each of the parties thereto (other than Buyer) under, to the extent applicable, the laws of the States of Texas and Louisiana.
     4. Each of the Transaction Documents constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, under laws stated therein to be applicable thereto. The opinion expressed in this paragraph is subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action of law). Such counsel need not express any opinion with respect to Section 9.3 of the Asset Purchase Agreement.
     5. None of (i) the execution and delivery of, or the incurrence or performance by Seller of its obligations under each of the Transaction Documents to which it is a party, each in accordance with its terms, or (ii) the sale, transfer, conveyance and/or assignment of any of the Transferred Assets to Buyer or its designated subsidiary, (A) constituted, constitutes or will constitute a violation of Seller’s Articles of Incorporation or (B) resulted, results or will result in any violation of (i) applicable laws of the State of Louisiana, (ii) applicable laws of the State of Texas or (iii) applicable laws of the United States of America which in each instance are customarily applicable to the transactions contemplated by the Transaction Documents and are applicable to Seller.
     6. No Governmental Approval, which has not been obtained by Seller or taken and is not in full force and effect, is required to authorize, or is required to be obtained by Seller for the execution and delivery of the Transaction Documents or the incurrence or performance of its obligations thereunder, or the enforceability of any of such Transaction Documents against Seller. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of Texas, the State of Louisiana or the United States of America, pursuant to (i) applicable laws of the State of Texas,

(ii) applicable laws of the State of Louisiana or (iii) applicable laws of the United States of America.
Above references to “applicable laws” mean those laws, rules and regulations that, in the experience of such counsel, are normally applicable to transactions of the type contemplated by the Transaction Documents, without having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion referring expressly to a particular law or laws; provided however, that such references do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust, laws, rules or regulations.

EXHIBIT F
Matters to be Addressed in Opinion of Andrews Kurth LLP
     1. Buyer is validly existing as a corporation and in good standing under the laws of the State of Delaware.
     2. Buyer has the corporate power and corporate authority under the laws of the State of Delaware to execute and deliver, and incur and perform all of its obligations under the Asset Purchase Agreement and the Investors Rights Agreement (collectively, the “Transaction Documents”).
     3. Each of the Transaction Documents has been duly authorized, executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, under applicable laws of the State of Texas. The opinion expressed in this paragraph is subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action of law).
     4. The shares of Common Stock to be issued as the Stock Consideration under the Asset Purchase Agreement have been duly authorized and, upon issuance and payment therefor, shall be validly issued, fully paid and non-assessable.
     5. None of (i) the execution and delivery of, or the incurrence or performance by Buyer of its obligations under each of the Transaction Documents to which it is a party, each in accordance with its terms, or (ii) the purchase by Buyer or its designated subsidiary of the Transferred Assets, (A) constituted, constitutes or will constitute a violation of the Certificate of Incorporation or Bylaws of Buyer and such subsidiary or (B) resulted, results or will result in any violation of (i) applicable laws of the State of Texas or (ii) applicable laws of the United States of America.
     6. No Governmental Approval, which has not been obtained by Buyer or taken and is not in full force and effect, is required to authorize, or is required to be obtained by Buyer for the execution and delivery of the Transaction Documents or the incurrence or performance of its obligations thereunder, or the enforceability of any such Transaction Documents against Buyer. As used in this paragraph, “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory body of the State of Texas, the State of Louisiana or the United States of America, pursuant to (i) applicable laws of the State of Texas or (ii) applicable laws of the United States of America.
Above references to “applicable laws” mean those laws, rules and regulations that, in the experience of such counsel, are normally applicable to transactions of the type contemplated by the Transaction Documents, without having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion referring expressly to a particular law or laws; provided however, that such references do not include any municipal or other local laws, rules or regulations, or any antifraud, environmental, labor, securities, tax, insurance or antitrust, laws, rules or regulations.